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SBA Communications Corporation

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SBA Communications Corporation 5900 Broken Sound Parkway NW Boca Raton, Florida 33487

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

March 27, 2014

Dear Shareholder:

It is my pleasure to invite you to attend SBA Communications Corporation’s 2014 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 8, 2014, at 10:00 a.m. local time at our corporate office, located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487. At the meeting, you will be asked to:

1.	Elect two directors as follows: Steven E. Bernstein and Duncan H. Cocroft for a three-year term expiring at the 2017 Annual Meeting of Shareholders.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2014 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers.

4.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Only shareholders of record as of the close of business on March 14, 2014 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 8, 2014.

Sincerely,

Steven E. Bernstein
Chairman of the Board

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about March 27, 2014.

SBA’s proxy statement and annual report are available online at www.edocumentview.com/SBAC.

i

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement and does not contain all information that you should review and consider. Please read the entire proxy statement with care before voting.

2014 ANNUAL MEETING

Date and Time:	Thursday, May 8, 2014, at 10:00 a.m. local time
Place:	5900 Broken Sound Parkway NW, Boca Raton, Florida 33487
Record Date:	March 14, 2014
Voting:	Each share of the Company common stock outstanding at the close of business on March 14, 2014 has one vote on each matter that is properly submitted for a vote at the annual meeting.

PROPOSALS AND BOARD RECOMMENDATION

PROPOSAL	Board Recommendation	Page Reference (for more details)
Election of Directors	FOR each Director Nominee	6
Ratification of EY as Auditors	FOR	44
Advisory vote on executive compensation	FOR	47

2013 GOVERNANCE AND EXECUTIVE COMPENSATION HIGHLIGHTS

The following outlines certain of our corporate governance policies and executive compensation standards. For a comprehensive discussion of our corporate governance policies, see “Corporate Governance”, beginning on page 9 of this proxy statement and for executive compensation, see “Compensation Discussion and Analysis”, beginning on page 20 of this proxy statement.

•

Our Board appointed a Lead Independent Director in order to facilitate and strengthen our Board’s independent oversight of our performance, strategy and succession planning and to uphold effective governance standards.

•

Our Board adopted a robust Executive Compensation Recoupment or “Clawback” Policy which covers all our executive officers and applies to incentive compensation paid or awarded commencing in the 2014 fiscal year. Our policy permits the Compensation Committee to recoup any excess incentive compensation that an officer received in the past three years in the event of (1) a restatement of our financial results due to the material noncompliance with any financial reporting requirement under the securities laws or (2) a determination by the Compensation Committee that a financial, operational or other metric upon which incentive-based compensation was paid or awarded was inaccurate, in either case regardless of fault.

•

Our Compensation Committee has designed an executive compensation program that is heavily tied to our financial and operational performance and the creation of shareholder value. In 2013, 88% of our CEO’s target total compensation and an average of 84% of our other named executive officers’ target total compensation was performance-based or equity based. In addition, 73% and 68%, respectively, of our CEO’s and named executive officers’ target total compensation was long-term incentive based and therefore directly tied to the creation of long-term shareholder value.

SBA Communications Corporation 5900 Broken Sound Parkway NW Boca Raton, Florida 33487

PROXY STATEMENT

Proxy Statement for Annual Meeting of Shareholders to be held on May 8, 2014

You are receiving this proxy statement because you own shares of our Class A common stock that entitle you to vote at the 2014 Annual Meeting of Shareholders. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the meeting. By use of a proxy, you can vote even if you do not attend the meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.

Date, Time and Place of the 2014 Annual Meeting

We will hold the 2014 Annual Meeting on Thursday, May 8, 2014, at 10:00 a.m. local time at our corporate offices located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487.

Questions and Answers About Voting at the Annual Meeting and Related Matters

Q:	Who may vote at the Annual Meeting?

A:	You may vote all of the shares of our Class A common stock that you owned at the close of business on March 14, 2014, the record date. On the record date, we had 128,758,548 shares of our Class A common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of our Class A common stock held by you on all matters presented at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	If your shares are registered directly in your name with SBA’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “shareholder of record.”

If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials (“Notice”) has been forwarded to you by your nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

•	via Internet;
•	by telephone;
•	by mail, if you have received a paper copy of the proxy materials; or
•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online. You may also vote in person at the Annual Meeting.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

Q:	What am I voting on?

A:	At the Annual Meeting you will be asked to vote on the following three proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation

1. To elect Steven E. Bernstein and Duncan H. Cocroft as directors for a three-year term expiring at the 2017 Annual Meeting of Shareholders.	FOR

2. To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the 2014 fiscal year.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

We will also consider other business that properly comes before the meeting in accordance with Florida law and our Bylaws.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Steven E. Bernstein and Jeffrey A. Stoops, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

Q:	How many votes are needed to elect the director nominees (Proposal 1)?

A:	Under our Bylaws, a majority of the votes cast is required for the election of directors at the meeting.

Q:	How many votes are needed to approve the ratification of EY (Proposal 2)?

A:	Under our Bylaws, a majority of the votes cast is required to approve the ratification of EY as our independent registered public accounting firm.

Q:	How are votes counted for the advisory proposal regarding Say on Pay (Proposal 3)?

A:	Proposal 3 is an advisory vote, which means that while we ask shareholders to approve resolutions regarding Say on Pay, it is not an action that requires shareholder approval. Consequently, our Bylaw provisions regarding voting requirements do not apply to this proposal. We will report the results of the shareholder vote on this proposal based on the number of shares cast. If more shares vote “FOR” the Say on Pay proposal than vote “AGAINST,” we will consider the proposal approved.

Q:	What is the effect of the advisory vote on Proposal 3?

A:	Although the advisory vote on Proposal 3 is non-binding, our Board and the Compensation Committee will review the results of the vote and take them into account in making determinations concerning executive compensation.

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” Proposals 1, 2, and 3. If other matters properly come before the meeting, Steven E. Bernstein and Jeffrey A. Stoops will have the authority to vote on those matters for you at their discretion. As of the date of this proxy, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

Election of Directors	No	None

Ratification of Auditors	Yes	Not Applicable

Say on Pay	No	None

Q:	What if I abstain on a proposal?

A:	If you sign and return your proxy marked “abstain” on any proposal, your shares will not be voted on that proposal and will not be counted as votes cast in the final tally of votes with regard to that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who can attend the Annual Meeting?

A:	Only shareholders and our invited guests are invited to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership, and a form of personal identification.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Q:	Where can I find voting results of the Annual Meeting?

A:	We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Annual Meeting.

Q:	Who should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487, Attention: Investor Relations, Telephone: (561) 995-7670.

I.	PROPOSAL 1 – ELECTION OF DIRECTORS

Our Bylaws permit the Board of Directors to set the size of the Board. Our Board of Directors currently consists of seven directors. For the size and scope of our business and operations, we believe a board of approximately this size is appropriate as it is small enough to allow for effective communication among the members but large enough so that we get a diverse set of perspectives and experiences around our board room.

Our Board of Directors is currently divided into three classes. We believe that the classified Board is the most effective way for the Board to be organized because it ensures a greater level of certainty of continuity from year-to-year which provides stability in organization and experience. As a result of the three classes, at each Annual Meeting, directors are elected for a three year term. Class terms expire on a rolling basis, so that one class of directors is elected each year.

Our current directors and classifications are as follows:

Class I	Class II	Class III
Brian C. Carr	Kevin L. Beebe	Steven E. Bernstein
George R. Krouse, Jr.	Jack Langer	Duncan H. Cocroft
Jeffrey A. Stoops

The terms of the two current Class III directors expire at the 2014 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee (“NCG Committee”) has recommended that Steven E. Bernstein and Duncan H. Cocroft, each a current Class III director, be nominated for re-election for a three-year term expiring at the 2017 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Each of Messrs. Bernstein and Cocroft has consented to serve if elected.

As we discuss below under “Corporate Governance - Board Independence” on page 10, our Board of Directors annually conducts an evaluation of the independence of each director. Our Board of Directors has determined that Mr. Cocroft is qualified as an “independent” director under the listing standards of the NASDAQ Global Select Market (the “NASDAQ Listing Standards”).

Our Bylaws provide that, in uncontested elections, directors will be elected by a majority of the votes cast, and in contested elections, directors will be elected by a plurality of the votes cast. Our Bylaws further provide that a director who is not elected by a majority of the votes cast in an uncontested election must tender his resignation to the Board of Directors. The Board of Directors, taking into consideration the recommendation of the NCG Committee, will then decide whether to accept or reject the resignation, or whether other action should be taken.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his duties as a director and contribute to our success. Our directors were nominated because each is of high ethical character, highly accomplished in his field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with SBA’s image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

Nominees For Director

Class III Directors

Terms Expire at the 2017 Annual Meeting

Steven E. Bernstein, 53, our founder, has served as our Chairman since our inception in 1989 and was our Chief Executive Officer from 1989 to 2001. Mr. Bernstein is also involved in a number of personal commercial real estate investments. Mr. Bernstein has a Bachelor of Science in Business Administration with a major in Real Estate from the University of Florida. Mr. Bernstein is also a visiting professor at Lynn University, and serves on the boards of various local charities.

Qualifications. The Board nominated Mr. Bernstein to serve as a director of the Board because of his extensive senior management and operational experience in the wireless communications industry, including as the founder and first President and Chief Executive Officer of SBA.

Duncan H. Cocroft, 70, has served as a director of SBA since August 2004. Mr. Cocroft is a private investor who retired in March 2004 from Cendant Corporation, a provider of consumer and business services primarily in the travel and real estate services industries. Mr. Cocroft was Executive Vice President – Finance and Treasurer of Cendant and Executive Vice President and Chief Financial Officer of PHH Corporation, Cendant’s wholly-owned finance subsidiary. Prior to joining Cendant in June 1999, Mr. Cocroft served as Senior Vice President, Chief Administrative Officer and Principal Financial Officer of Kos Pharmaceuticals, where he was responsible for finance, information systems and human resources. His other prior senior management positions include Vice President – Finance and Chief Financial Officer of International Multifoods, an operator of food manufacturing businesses in the U.S. and Canada, and Vice President and Treasurer of Smithkline Beckman, a pharmaceutical company. Mr. Cocroft also serves on the Board of Directors of Visteon Corporation, a global automotive supplier company.

Qualifications. The Board nominated Mr. Cocroft to serve as a director of the Board because of his past experience as a Chief Financial Officer and other financial oversight positions at large, global public companies, as well as other senior management experience including responsibility for information systems and human resources.

Directors Continuing in Office

Class I Directors

Terms Expire at the 2015 Annual Meeting

Brian C. Carr, 52, has served as a director of SBA since May 2004. Since May 2012, Mr. Carr has been Chairman and Chief Executive Officer of Regional Diagnostic Laboratories, Inc., a company founded by Mr. Carr and private equity firm Warburg Pincus to invest in early to late stage medical laboratories. From May 2008 to September 2009, he served as a co-founder and Chief Executive Officer of OralDNA Labs, a privately held salivary diagnostic company focused on the dental profession which was acquired by Quest Diagnostics in May 2009. Mr. Carr previously served as Chairman and Chief Executive Officer of American Esoteric Laboratories, a company engaged in advanced clinical laboratory testing, from June 2003 until January 2007 when it was acquired by Sonic Healthcare Limited. From November 2000 to April 2003, Mr. Carr was the President and a director of AmeriPath, Inc., a publicly held anatomic pathology laboratory company. From March 1997 to November 2000, Mr. Carr was the founder, President, Chief Executive Officer and a director of InformDX, a pathology services company that was acquired by AmeriPath.

Qualifications. The Board nominated Mr. Carr to serve as a director of the Board because of his experience in founding, growing and managing public and private companies, including extensive mergers and acquisitions experience. The Board also recognized his accounting and financial experience gained initially through a Big Four public accounting firm and enhanced through his public and private company senior management positions.

George R. Krouse, Jr., 68, has served as a director of SBA since October 2009. Mr. Krouse, an attorney, retired in December 2007 after spending 37 years at the law firm of Simpson Thacher & Bartlett LLP, where he practiced in the corporate, capital markets and merger and acquisition areas. While at Simpson Thacher & Bartlett LLP, Mr. Krouse served as Head of the Corporate Department and Senior Administrative Partner of the firm. Mr. Krouse also serves on the Board of Visitors at Duke University School of Law and is a 2002 recipient of the Law School’s Distinguished Alumni Award. In 2006 he was appointed a Senior Lecturing Fellow at Duke University School of Law.

Qualifications. The Board nominated Mr. Krouse to serve as a director of the Board because of his years and depth of experience as a securities and M&A partner at a major law firm, where he counseled large companies on matters of corporate governance, risk oversight, capital markets, general business matters and acquisition transactions, as well as his senior financial and business management experience at this same firm.

Class II Directors

Terms Expire at the 2016 Annual Meeting

Kevin L. Beebe, 55, has served as a director of SBA since October 2009. Since November 2007, he has been President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to investors and management. Previously he was Group President of Operations at ALLTEL Corporation, a telecommunications services company, from 1998 to 2007. From 1996 to 1998, Mr. Beebe served as Executive Vice President of Operations for 360° Communications Co., a wireless communications company. Mr. Beebe also serves on the Board of Directors of Skyworks Solutions, Inc., a semiconductor company, and on the Board of Directors of NII Holdings, Inc., a wireless service provider.

Qualifications. The Board nominated Mr. Beebe to serve as a director of the Board because of his executive and management experience, and in particular his extensive experience in telecommunications.

Jack Langer, 65, has served as a director of SBA since May 2004. Mr. Langer is a private investor. From April 1997 to December 2002, Mr. Langer served as Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer served as the Managing Director and Head of Media Group at Bankers Trust & Company. From 1990 to 1994, Mr. Langer served as Managing Director and Head of Media Group at Kidder Peabody & Company, Inc. Mr. Langer previously served on the Board of Directors of CKX, Inc., a publicly traded company engaged in the ownership, development and commercial utilization of entertainment content. In January 2014, the independent directors of the Board appointed Mr. Langer to serve as our lead independent director.

Qualifications. The Board nominated Mr. Langer to serve as a director of the Board because of his management and advisory experience with national and global companies as well as his vast experience in investment banking, including his experience in raising capital for companies and mergers and acquisitions.

Jeffrey A. Stoops, 55, President, Chief Executive Officer and director, joined SBA in April 1997 and has served as a director of SBA since August 1999. Mr. Stoops was appointed Chief Executive Officer effective as of January 2002, President in April 2000, and previously served as our Chief Financial Officer.

Qualifications. The Board nominated Mr. Stoops to serve as a director of the Board because of his current and prior senior executive and financial management experience at SBA, his operational knowledge and experience at SBA and his business and competitive knowledge of the wireless industry.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the director nominees.

II.	CORPORATE GOVERNANCE

Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board has not adopted a formal policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for SBA. Currently, SBA separates the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of SBA and the day to day leadership and performance of SBA, while the Chairman of the Board provides guidance to the CEO, sets the agenda for the Board meetings and presides over meetings of the Board. In addition, SBA believes that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chairman of the Board to strengthen the Board’s independent oversight of SBA’s performance and governance standards.

Lead Independent Director

In order to facilitate and strengthen the Board’s independent oversight of SBA’s performance, strategy and succession planning and to uphold effective governance standards, the Board has established the role of a lead independent director. SBA’s Corporate Governance Guidelines establish that in the event the Chairman is not an independent director, the independent directors of the Board shall, upon recommendation of the NCG Committee and by majority vote of independent directors, appoint a lead independent director.

The lead independent director’s duties, which are listed in our Corporate Governance Guidelines, include:

•	presiding at all executive sessions of the independent directors and Board meetings at which the Chairman is not present;
•	serving as liaison between the Chairman and the independent directors;
•	approving the Board meeting agendas and schedules and the subject matter of the information to be sent to the Board;
•	the authority to call meetings of the independent directors;
•	ensuring he or she is available for consultation and direct communication if requested by major shareholders; and
•	performing such other duties as the Board deems appropriate.

In January 2014, the independent directors of the Board appointed Mr. Langer to serve as lead independent director.

Meetings

During 2013, the Board of Directors held a total of 7 meetings. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the period in which he was a director and (2) the total number of meetings of all Board committees (“Committees”) on which he served during the period in which he was a director. It is the policy of the Board of Directors to encourage its members to attend SBA’s Annual Meeting of Shareholders. All members of the Board of Directors were present at SBA’s 2013 Annual Meeting of Shareholders.

The independent members of the Board of Directors generally meet in executive session at each regularly scheduled meeting of the Board.

Board Independence

The NASDAQ Listing Standards require that a majority of our Board of Directors and all members of our Audit Committee, Compensation Committee and NCG Committee be comprised of directors who are “independent,” as such term is defined by Rule 5605(a)(2) of NASDAQ’s Marketplace Rules. Each year, the Board undertakes a review of director independence, which includes a review of each director’s responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or any member of his immediate family and us, or members of our senior management or other members of our Board of Directors, and all relevant facts and circumstances regarding any such transactions or relationships. In January 2014, our Board of Directors undertook its annual review of director independence. Based on this review, our Board of Directors has determined that each of Messrs. Beebe, Carr, Cocroft, Krouse and Langer is independent.

Board Committees

The Board has three standing Committees: the Audit Committee, the Compensation Committee and the NCG Committee. Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the NCG Committee setting forth the responsibilities of the Committees can be found under the Investor Relations-Corporate Governance section of our website at www.sbasite.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department. We periodically review and revise the Committee charters. The Board most recently adopted a revised Audit Committee Charter on August 1, 2013, a revised Compensation Committee Charter on February 21, 2014 and a revised NCG Committee Charter on January 23, 2014. A summary of the current composition of each Committee and its responsibilities is set forth below.

Name	Audit	Nominating and Corporate Governance	Compensation
Steven E. Bernstein(1)	—	—	—
Jeffrey A. Stoops	—	—	—
Kevin L. Beebe	Member	Member	—
Brian C. Carr	Member	—	Member
Duncan H. Cocroft	Chair	—	Member
George R. Krouse, Jr.	—	Chair	Member
Jack Langer	—	Member	Chair

(1)	Chairman of the Board

•	Audit Committee

Number of Meetings in 2013: 6

Responsibilities. The Audit Committee is responsible for establishing our audit policies, selecting our independent auditors and overseeing the engagement of our independent auditors. The Audit Committee Chairman reports on Audit Committee actions and recommendations at Board of Director meetings.

Independence and Financial Expertise. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under NASDAQ’s Marketplace Rules and the enhanced independence standards for audit committee members required by the Securities and Exchange Commission (“SEC”). In addition, the Board of Directors has determined that Duncan H. Cocroft meets the requirements of an audit committee financial expert under SEC rules. For information regarding Mr. Cocroft’s business experience, see “Proposal 1 – Election of Directors.”

•	Compensation Committee

Number of Meetings in 2013: 5

Responsibilities. The Compensation Committee is responsible for establishing salaries, incentives and other forms of compensation for our Chief Executive Officer, each of our executive officers (our Executive Vice Presidents) and our Chief Accounting Officer (collectively, the “Officer Group”), the terms of any employment agreements with the Officer Group and compensation for our directors. In addition, the Compensation Committee is responsible for administering our equity-based compensation plans, including awards under such plans, and our Stock Ownership Guidelines. The Compensation Committee is also responsible for the oversight and administration of our Recoupment Policy. The Compensation Committee also reviews the results of any advisory shareholder votes on executive compensation and considers whether to recommend adjustments to our executive compensation policies and practices as a result of such votes. The Compensation Committee Chairman reports on Compensation Committee actions and recommendations at Board of Director meetings.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it in its sole discretion deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. For 2013, the Compensation Committee again selected and retained F.W. Cook & Co., Inc. (“FW Cook”), an independent management compensation consulting firm, and instructed FW Cook to provide the Compensation Committee with a review of competitive market data for each member of the Officer Group, and to work directly with the Compensation Committee to prepare proposals for 2013 executive compensation and director compensation. FW Cook did not perform any services for us other than its services to the Compensation Committee. We believe that the use of independent consultants provides additional assurance that our programs are reasonable and consistent with our objectives. The Compensation Committee reviewed the independence of FW Cook in light of new SEC rules and NASDAQ Listing Standards regarding compensation consultants and has concluded that FW Cook’s work for the Compensation Committee during 2013 did not raise any conflict of interest and that FW Cook is independent.

Role of Management and Delegation of Authority. As more fully discussed under “Compensation Discussion and Analysis – Management’s Role in the Compensation-Setting Process,” our CEO provides the Compensation Committee with (1) evaluations of each named executive officer, including himself, and (2) recommendations regarding base salary levels for the upcoming year for each named executive officer (other than himself), an evaluation of the extent to which the named executive officer met his annual incentive plan target, and the aggregate total long-term incentive value that each named executive officer (other than himself) should receive. Our CEO typically attends all regularly-scheduled Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items, and is generally excused from the meetings as appropriate, including for discussions regarding his own compensation. The Compensation Committee may delegate to SBA’s management the authority to administer incentive compensation and benefit plans provided for employees, including the authority to grant awards to certain recipients under our equity-based compensation plans, as it deems appropriate and to the extent permitted by applicable laws, rules, regulations and NASDAQ Listing Standards.

Independence. The Board reviewed the background, experience and independence of the Compensation Committee members based primarily on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee meets the independence requirements of the NASDAQ Listing Standards, including the heightened independence requirements specific to compensation committee members, and our categorical director independence standards.

•	Nominating and Corporate Governance Committee

Number of Meetings in 2013: 5

Responsibilities. The NCG Committee is responsible for (i) soliciting, considering, recommending and nominating candidates to serve on the Board under criteria adopted by it from time to time; (ii) nominating a lead independent director in the event the Chairman is not an independent director; (iii) recommending to the Board whether to accept or reject the resignation tendered by a director who failed to receive a majority of votes cast in any uncontested re-election; (iv) advising the Board with respect to Board composition and procedures and Committee composition, function, structure, procedures and charters; (v) overseeing periodic evaluations of the Board and the Committees, including establishing criteria to be used in connection with such evaluations; (vi) reviewing and reporting to the Board on a periodic basis with regard to matters of corporate governance; and (vii) developing and reviewing succession planning for Board members and executive officers. The NCG is also responsible for considering and recommending to the Board the approval of any waivers to SBA’s Code of Conduct (as defined below) for a director or executive officer. The NCG Committee Chairman reports on NCG Committee actions and recommendations at Board of Director meetings.

Consideration of Director Nominees. The NCG Committee considers possible candidates for nominees for directors from many sources, including management and shareholders. The NCG Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the NCG Committee, in accordance with the Criteria for Nomination to the Board of Directors, which is attached as Annex A to the NCG Committee charter. The Criteria for Nomination to the Board of Directors contains the following requirements, among others, for suitability:

•	high ethical character and a reputation that is consistent with SBA’s reputation;
•	superior credentials;
•	current or prior experience as a CEO, President or CFO of a public company or leading a complex organization;
•	relevant expertise and experience;
•	the number of other boards (and their committees) on which a candidate serves;
•	the ability to exercise sound business judgment; and
•	the lack of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The Criteria for Nomination to the Board of Directors requires that, when considering nominees, the NCG Committee should seek to provide a diversity of race and gender, a diversity of viewpoints and a balance of experience among the directors. Further, the NCG Committee Charter requires that any search firm retained to assist the NCG Committee in seeking candidates for the Board be instructed to seek to include diverse candidates in terms of race and gender.

The NCG Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to SBA’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the NCG Committee or the Board decides not to re-nominate a member for re-election, the NCG Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the NCG Committee and Board are polled for suggestions as to individuals meeting the criteria of the NCG Committee. In addition, from time to time, the NCG Committee has engaged, and may in the future engage, the services of executive search firms to assist the NCG Committee and the Board of Directors in identifying and evaluating potential director candidates.

Corporate Governance Guidelines

The Board of Directors has voluntarily adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director independence, director qualifications, committee membership and structure, shareholder communications with the Board, director compensation and the annual performance evaluation of the Board. Our Corporate Governance Guidelines provide, among other things, that:

•	In the event the Chairman of the Board is not an independent director, the independent directors of the Board will, upon recommendation of the NCG Committee, appoint a lead independent director;
•	A majority of directors of the Board must be independent as defined by NASDAQ’s Marketplace Rules;
•	No director may serve on more than two public company boards in addition to SBA’s Board without prior consultation with the Chairman of the NCG Committee;
•	The Board will appoint all members of the Board committees;
•

The Board will have, at all times, an Audit Committee, Compensation Committee and NCG Committee, and each of their members will be independent as defined by NASDAQ’s Marketplace Rules and applicable SEC rules;

•	The Board will conduct an annual self-evaluation to determine whether it and its Committees are functioning effectively;
•	Each director nominee must agree to tender his resignation for consideration by the Board if such director fails to receive a majority of votes cast in any uncontested re-election; and
•

No executive officer or director may pledge any shares of SBA’s Class A common stock that count toward satisfying such executive officer’s or director’s ownership requirement as set forth in the Stock Ownership Guidelines.

From time to time, the NCG Committee will review our Corporate Governance Guidelines, and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines, which were most recently revised on January 23, 2014, are available to view at our website, www.sbasite.com, under the Investor Relations-Corporate Governance section.

Executive Compensation Recoupment or “Clawback” Policy

Upon recommendation of the Compensation Committee, on February 21, 2014, the Board adopted the Executive Compensation Recoupment or “Clawback” Policy (the “Recoupment Policy”), which covers all our executive officers (the “Covered Officers”), and applies to incentive compensation paid or awarded commencing in the 2014 fiscal year. Under the Recoupment Policy, in the event of (1) a restatement of SBA’s financial results due to the material noncompliance with any financial reporting requirement under the securities laws or (2) a determination by the Compensation Committee that a financial, operational or other metric upon which incentive-based compensation was paid or awarded was inaccurate, in either case regardless of fault, the Compensation Committee will review the impact, if any, of such events on the incentive compensation paid or awarded to the Covered Officers. If the Compensation Committee determines that a Covered Officer was paid or awarded more than he or she would have been paid or awarded absent the financial restatement or inaccurate performance metrics, then the Compensation Committee may, to the extent permitted by applicable law, seek to recover such excess compensation. This recovery may include repayment by the Covered Officer, forfeiture of unvested restricted stock units and unvested stock options, offset against any severance payable to such Covered Officer, and other legal or equitable remedies that might be available to SBA. Only incentive-based compensation paid or awarded during the three years preceding the financial restatement or inaccurate performance metrics is subject to recoupment.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2013, Messrs. Carr, Cocroft, Krouse and Langer served as members of the Compensation Committee, and none of these directors was, during 2013, an officer or employee of SBA, or was formerly an officer of SBA. There were no transactions during the 2013 fiscal year between us and any of the directors who served as members of the Compensation Committee for any part of the 2013 fiscal year that would require disclosure by SBA under the SEC’s rules requiring disclosure of certain relationships and related-party transactions.

Code of Ethics/Related Party Transaction Policy

The Board of Directors has adopted our Code of Ethics for Senior Financial Officers (“Code of Ethics”) and our Code of Conduct for Directors, Officers and Employees (“Code of Conduct”), each of which we periodically revise to reflect best corporate governance practices and changes in applicable rules.

Our Code of Ethics sets forth standards of conduct applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to promote honest and ethical conduct, proper disclosure in SBA’s periodic filings, and compliance with applicable laws, rules and regulations. Our Code of Ethics is available to view at our website, www.sbasite.com, under the Investor Relations-Corporate Governance section. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver.

Our Code of Conduct requires directors, officers and all other employees to conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest. Our Code of Conduct generally requires (i) officers and directors to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to the General Counsel; and (ii) employees to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to their immediate supervisor. The General Counsel will determine if any such outside activities, financial interests or relationships constitute a conflict of interest and a related person transaction on a case-by-case basis and will promptly disclose such activities, interests or relationships to the appropriate Committee for their review and appropriate action, if necessary. It is our preference to avoid related person transactions generally. Under applicable NASDAQ rules, all related person transactions must be approved by our Audit Committee or another independent body of the Board of Directors. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (i) in which SBA is a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any executive officer, director, director nominee, beneficial owner of more than 5% of SBA’s Class A common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

Certain Relationships and Related Transactions

Since January 1, 2013, we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A common stock or any immediate family member of such persons that were required to be reported pursuant to Item 404(a) of Regulation S-K.

Risk Management

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect SBA. This oversight and management is conducted primarily through Committees, as disclosed in the descriptions of each of the Committees above and in the charters of each of the Committees, but the full Board has retained responsibility for general oversight of risks. The NCG Committee is responsible for annually reviewing and delegating the risk oversight responsibilities of each Committee and ensuring that each Committee should be primarily responsible for that oversight. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance), and the processes in place to monitor and control such exposures. In carrying out its responsibilities, the Audit Committee works closely with Internal Audit and other members of SBA’s enterprise risk management team. The other Committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within SBA.

Compensation Risks

In early 2014, as part of our risk management process, we conducted an annual comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive employee compensation. In evaluating our compensation components, we took into consideration the following risk-limiting characteristics:

•	Bonus payout under our incentive plan is capped at the target opportunity, whether or not SBA significantly exceeds the incentive plan metrics;
•

A significant percentage of our overall pay mix is equity based which, when combined with the vesting terms and our Stock Ownership Guidelines, aligns our executive officers’ interests with shareholders’ and minimizes the taking of inappropriate or excessive risk that would impair the creation of long-term shareholder value;

•	We have effective management processes for establishing key financial and operating targets, and monitoring financial and operating metrics;
•	We have effective monitoring by external and internal audit;
•	We have effective segregation of duties throughout SBA;
•	Our Board approves the parameters of acquisition transactions that contribute towards target performance;
•	We have established processes in place for the approval of new build projects and to confirm the completion of new tower construction; and
•	Our Stock Ownership Guidelines require officers to hold any vested restricted stock until the aggregate amount of their stock ownership exceeds a multiple of their annual base salary.

Director Compensation

General. The Board maintains a compensation arrangement for the non-executive directors of the Board. On February 20, 2014, the Compensation Committee changed certain elements of the director compensation arrangement. As a result, the Board compensation arrangement is comprised of the following types and levels of compensation:

•

Initial Equity Grant. Each newly elected independent director, defined as a director who is a non-employee director pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the time of such initial election, is entitled to receive a grant of non-qualified stock options. For 2013, newly elected directors were entitled to receive a grant of non-qualified stock options to purchase 15,000 shares of Class A common stock with a per share exercise price equal to the fair market value per share of such stock at the grant date. These options vest and become exercisable in equal annual installments on each of the first five anniversaries of the grant date so long as the director continues to serve as a member of our Board of Directors. For 2014, newly elected directors are entitled to receive a grant of non-qualified stock options to purchase 10,000 shares of Class A common stock on the same terms described above.

•

Annual Equity Grant. At the 2013 annual meeting, non-executive directors received an equity grant with an aggregate grant date value of $115,000. The annual equity grant to non-executive directors is comprised of 2/3rds restricted stock units and 1/3rd stock options. The aggregate grant date value is calculated in accordance with FASB ASC Topic 718, except that the stock price used in the calculation will be a derived price equal to the average closing price of our common stock in the two calendar months of March and April and exclude the estimated impact of assumed forfeitures. The restricted stock units and stock options will vest and become exercisable on the first, second and third year anniversary of their grant. In addition to the acceleration provisions provided under the relevant equity plan, annual equity grants to directors immediately vest if a director resigns from the board of directors, provided the director has completed three full years of service as a director prior to the effective date of such resignation. Pursuant to this policy, on May 9, 2013, each non-executive director of the Board was granted 1,040 restricted stock units, which represents a contingent right to receive 1,040 shares of Class A common stock. In addition, on May 9, 2013, each non-executive director of the Board was granted stock options to purchase 1,999 shares of Class A common stock with an exercise price of $79.67 per share, the closing price of the Class A common stock on May 9, 2013. The restricted stock units and stock options vest and become exercisable in three equal annual installments on the anniversary of the grant date or the day immediately prior to the annual meeting of shareholders in each of 2014, 2015 and 2016. Effective at the 2014 annual meeting, the Compensation Committee revised the non-executive director compensation policy to provide that directors will receive an equity grant with an aggregate grant date value of $125,000.

•

Retainer and Fees Paid in Cash. Effective May 9, 2013, the Compensation Committee revised the non-employee director compensation policy to provide that each non-employee director is entitled to receive an annual retainer of $70,000 payable in cash for service as a director. As a result, each non-employee director was entitled to receive $68,225.75 for his service in 2013, which is an amount prorated from the previous $65,000 retainer. Effective March 1, 2014, the Compensation Committee increased the annual retainer for non-employee directors to $75,000. In addition, for 2014, the Chairman of the Board and the lead independent director will each receive an additional retainer of $25,000.

For 2013, the non-employee director compensation policy provides that the Audit Committee Chairman, the Compensation Committee Chairman and the NCG Committee Chairman will receive an additional retainer of $20,000, $15,000 and $10,000, respectively, each payable in cash. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors and/or Committee meeting. Other than the Chairman of each of the Committees, directors who serve on any of the Committees of the Board of Directors described above do not receive any additional compensation for their services as a Committee member.

During 2013, each of Messrs. Beebe, Carr, Cocroft, Krouse and Langer received the annual cash compensation for his service as a director. Additionally, Mr. Cocroft received the annual cash compensation for his service as Audit Committee Chairman, Mr. Langer received the annual cash compensation for his service as Compensation Committee Chairman, and Mr. Krouse received the annual cash compensation for his service as NCG Committee Chairman. Directors who are employees do not receive any additional compensation for their services as a director.

•	Non-Executive Chairman Compensation. For 2013, Mr. Bernstein did not receive a retainer or meeting fees for serving as director. Mr. Bernstein received $80,164 in compensation during

2013 (excluding compensation attributable to restricted stock unit and stock option awards), including a salary of $70,000 for his strategic and advisory services as our non-executive Chairman. Until March 1, 2014, Mr. Bernstein was an employee of SBA and therefore was eligible to participate in all employee benefits and received the supplemental medical reimbursement insurance that we provide to certain of our officers and key employees. During 2013, Mr. Bernstein’s perquisites consisted of $6,164 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan and $4,000 of company matching contributions to Mr. Bernstein’s 401(k) plan.

Effective March 1, 2014, Mr. Bernstein is no longer an employee of SBA. While Mr. Bernstein is no longer entitled to receive a salary or employee benefits, he is entitled to the $75,000 annual retainer as a non-employee director and an additional $25,000 retainer as Chairman of the Board.

The following table sets forth information regarding the compensation of our non-executive directors for 2013. Mr. Stoops, our Chief Executive Officer and President, is omitted from the table as he does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Steven E. Bernstein	–	$82,857	$42,469	$80,164	(3)	$205,490
Kevin L. Beebe	$68,226	82,857	42,469	–		193,551
Brian C. Carr	$68,226	82,857	42,469	–		193,551
Duncan H. Cocroft	$88,226	82,857	42,469	–		213,551
George R. Krouse, Jr.	$78,226	82,857	42,469	–		203,551
Jack Langer	$83,226	82,857	42,469	–		208,551

(1)

Grants of restricted stock units and stock options were made on May 9, 2013, in connection with the annual grant discussed above. The amounts in the “Stock Awards” column and the “Option Awards” column reflect the aggregate grant date fair value of awards for the fiscal year ended December 31, 2013 computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2013 grants, refer to Note 16 in our financial statements for the year ended December 31, 2013, which is included in our Annual Report on Form 10-K filed with the SEC.

(2)	The following table sets forth the aggregate number of restricted stock units and unexercised stock options outstanding at December 31, 2013 for each of our non-executive directors.

Name	Aggregate Number of Restricted Stock Units Outstanding at December 31, 2013	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2013

Steven E. Bernstein	2,621	53,254
Kevin L. Beebe	2,621	32,699
Brian C. Carr	1,310	3,849
Duncan H. Cocroft	2,621	36,587
George R. Krouse, Jr.	2,621	15,666
Jack Langer	2,621	5,666

(3)

This amount represents $70,000 of salary, $6,164 of reimbursements for health insurance and medical expenses pursuant to our supplemental medical expense reimbursement plan not generally provided to all employees and $4,000 of company matching contributions to the recipient’s 401(k) plan.

III.	EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers and key employees. Biographical information with respect to Mr. Stoops is set forth above under “Proposal 1 – Election of Directors.”

Name	Age	Position

Jeffrey A. Stoops	55	President and Chief Executive Officer
Brendan T. Cavanagh	42	Executive Vice President and Chief Financial Officer
Kurt L. Bagwell	49	Executive Vice President and President – International
Mark R. Ciarfella	48	Executive Vice President – Operations
Thomas P. Hunt	56	Executive Vice President, Chief Administrative Officer and General Counsel
Jason V. Silberstein	45	Executive Vice President – Site Leasing
Brian D. Lazarus	42	Senior Vice President and Chief Accounting Officer
Jorge Grau	51	Senior Vice President and Chief Information Officer
Neil H. Seidman	47	Senior Vice President – Mergers and Acquisitions
Donald Day	36	Vice President – Services

Brendan T. Cavanagh, CPA, has served as our Executive Vice President since January 2014 and Chief Financial Officer since September 2008. Prior to serving as Executive Vice President, from September 2008 to December 2013, Mr. Cavanagh served as our Senior Vice President. Mr. Cavanagh joined SBA in 1998 and has held various positions, including serving as Vice President and Chief Accounting Officer from June 2004 to September 2008 and Vice President – Site Administration from January 2003 to June 2004. Prior to joining us, Mr. Cavanagh was a senior accountant with Arthur Andersen LLP.

Kurt L. Bagwell has served as our Executive Vice President and President – International since January 2014. From October 2010 to December 2013, Mr. Bagwell served as our Senior Vice President and President – International. Mr. Bagwell joined SBA in February 2001 as Vice President of Network Services and served as our Senior Vice President and Chief Operating Officer from January 2002 to October 2010. Prior to joining us, Mr. Bagwell served as Vice President – Site Development for Sprint PCS.

Mark R. Ciarfella has served as our Executive Vice President – Operations since January 2014. From October 2010 to December 2013, Mr. Ciarfella served as our Senior Vice President – Operations. Mr. Ciarfella joined SBA in July 2007 as our Vice President – Tower Development. From 1997 to 2007, Mr. Ciarfella was the co-owner of a Florida based site development services company that provided site acquisition, zoning, construction management and program management services to the wireless telecommunication industry and was a partner in a communication tower company that specialized in building towers in the State of Florida. Mr. Ciarfella has more than 14 years of experience in the wireless telecommunication industry working directly with PrimeCo Personal Communications and as a consultant for multiple other carriers.

Thomas P. Hunt has served as our Executive Vice President since January 2014, General Counsel since September 2000 and Chief Administrative Officer since May 2007. Prior to serving as Executive Vice President, from September 2000 to December 2013, Mr. Hunt served as our Senior Vice President. Prior to joining SBA, Mr. Hunt was a partner with Gunster, Yoakley & Stewart, P.A., a South Florida law firm, where he practiced for 16 years in the corporate and real estate areas. Mr. Hunt is a member of the Florida Bar.

Jason V. Silberstein has served as our Executive Vice President – Site Leasing since January 2014. From February 2009 to December 2013, Mr. Silberstein served as our Senior Vice President – Property Management. Mr. Silberstein joined SBA in 1994 and has held various positions with us, including Vice President – Property Management from April 2000 to February 2009.

Below is a summary of the business experience of each of our key employees.

Brian D. Lazarus, CPA, has served as our Senior Vice President since January 2014 and Chief Accounting Officer since September 2008. Prior to serving as Senior Vice President, from September 2008 to December 2013, Mr. Lazarus served as our Vice President. Mr. Lazarus joined SBA in October 2006 and served as SBA’s Controller from October 2006 to September 2008. Prior to joining SBA, Mr. Lazarus was the Corporate Controller for AllianceCare, a privately owned multi-state health care organization, from December 2003 until October 2006. Mr. Lazarus previously was a Senior Audit Manager with Ernst & Young LLP and spent six years with KPMG LLP.

Jorge Grau has served as our Senior Vice President since January 2014 and Chief Information Officer since January 2006. Prior to serving as our Senior Vice President, from January 2006 to December 2013, Mr. Grau served as our Vice President. Mr. Grau joined SBA in August 2003 as the Vice President of Information Technology. Prior to joining SBA, from July 2002 through August 2003, Mr. Grau was Director of Information Technology for Vision Care Holdings and, from August 1989 to May 2002, Mr. Grau served as Chief Information Officer of Bentley’s Luggage Corporation.

Neil H. Seidman has served SBA in merger and acquisition activity since June 1997. From June 1997 to December 2001, Mr. Seidman served as our Director of Acquisitions and Associate General Counsel. From January 2002 to December 2008, Mr. Seidman served as our primary outside mergers and acquisitions counsel as a partner in the law firm of Seidman, Prewitt, DiBello & Lopez, P.A. On January 1, 2009, Mr. Seidman rejoined SBA as our Vice President – Mergers and Acquisitions. Since January 2014, Mr. Seidman has served as our Senior Vice President – Mergers and Acquisitions. Mr. Seidman is a member of the Florida, New York, Maryland and Washington D.C. bars.

Donald Day has served as our Vice President – Services since January 2013. Mr. Day joined SBA in May 2011 as the North Regional Vice President. Prior to joining SBA, from January 2004 to May 2011, Mr. Day was Vice President at General Dynamics, a defense industry contractor, where he was responsible for managing the market and budget objectives of deployment teams throughout the United States. Mr. Day was also a Project Manager for DWCC, Inc., a wireless services company, from March 2003 to January 2004 and a Site Acquisition Manager for Crown Castle International, an owner of wireless communications infrastructure, from August 2000 to March 2003.

IV.	COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2013 compensation of our named executive officers, or NEOs. As discussed in Proposal 3 on page 47, we are conducting a Say on Pay vote this year that requests your approval, on an advisory basis, of the compensation of our named executive officers as described in this section and in the tables and accompanying narrative contained in “Executive Compensation.” As part of that vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to the strong financial performance that SBA has provided to shareholders over the long term.

Our named executive officers are those executive officers listed below:

Jeffrey A. Stoops	President and Chief Executive Officer
Brendan T. Cavanagh	Executive Vice President and Chief Financial Officer
Kurt L. Bagwell	Executive Vice President and President, International
Thomas P. Hunt	Executive Vice President, Chief Administrative Officer and General Counsel
Jason V. Silberstein	Executive Vice President, Site Leasing

Executive Summary

We pay for performance. The core of our executive compensation philosophy is that our executives’ pay should be linked to the performance of SBA. Accordingly, our executives’ compensation is heavily weighted toward compensation that is performance-based or equity-based. Our NEO compensation for 2013 reflects this commitment.

•

Our executives’ compensation for 2013 consisted of a base salary, an annual incentive bonus and long-term equity awards that vest over a four-year period. For 2013, 88% of our CEO’s target total compensation and an average of 84% of our other NEO’s target total compensation was performance-based or equity-based.

•

We do not provide pension, supplemental retirement benefits or material perquisites to our executives as they are not tied to performance. Consequently, “All other Compensation” constitutes less than 0.40% of the total compensation paid during 2013 to our CEO and the average of our other NEO’s compensation.

Our performance metrics drive shareholder value. We reward financial, operational and qualitative corporate metrics that we believe will drive long-term shareholder value appreciation. For 2013, our annual incentive bonus for our CEO and each of our NEO’s was based:

•	50% on SBA achieving target Annualized Adjusted EBITDA (25% in the case of Mr. Silberstein), and

•

50% (75% in the case of Mr. Silberstein) on SBA’s achievement of selected financial, operational and qualitative metrics and a subjective analysis of the contribution of such executive towards the attainment of such metrics. For 2013, these metrics included (i) AFFO Per Share, (ii) domestic and international tower acquisitions and ground lease acquisitions, (iii) leasing results on owned towers, (iv) the financial and operational performance of SBA’s international operations, (v) the smooth and efficient integration of acquired towers and the resulting realization of synergies, (vi) SBA’s managed business performance, (vii) successful refinancing and balance sheet initiatives, (viii) compliance and audit results, (ix) institutional contribution, including cross-departmental collaboration, succession planning and improved business processes and communications, (x) improved selling, general and administrative expenses as a percentage of revenue and (xi) executive performance. Based on his responsibilities, each NEO was assigned five to six of these financial, operational or qualitative metrics upon which he was evaluated.

We achieved exceptional financial and operational performance in 2013, which resulted in Total Shareholder Return (“TSR”) growth of 119% over the past three years. In 2013, our target corporate financial and operational metrics were set at or above our 2012 results and we surpassed our budget in all cases.

	2012 Results	2013 Budget/ Guidance	2013(4) Results	Increase From 2012 Results
	(dollars in millions except AFFO Per Share)
Annualized Adjusted EBITDA(1)	$708	$801(2)	$840	18%
AFFO Per Share(1)	$3.10	$3.80(2)	$4.10	32%
Site Leasing Revenue	$846	$1,100(3)	$1,133	34%
Tower Cash Flow(1)	$628	$800(3)	$830	32%
Tower Portfolio Growth	66%	5% to 10%(3)	15%	-

(1) Annualized Adjusted EBITDA, AFFO Per Share and Tower Cash Flow are non-GAAP financial measures. Please see Exhibit A of this proxy statement for a reconciliation of such measures.

(2) Based on budget performance level.

(3) Based on the midpoint of guidance provided on February 22, 2013.

(4) Calculated based on the Brazilian Real exchange rate used in establishing annual budget.

During 2013, we added more incremental leasing revenue to our towers, in absolute dollars, through newly signed leases and amendments than in any other year in our history. We grew site leasing revenue 34%, tower cash flow 32%, AFFO 40%, and AFFO Per Share 32%. Our services revenue also significantly increased, up 59% over 2012 to $172 million. We continued our tower portfolio growth, ending the year with more than 20,000 towers owned and operations in eight different countries. Finally, we achieved all of these increases while reducing our cash SG&A as a percentage of our cash revenue.

Based on this performance, we were able to deliver to shareholders an annual Total Shareholder Return of 27% for 2013 and a three-year TSR of 119%, far exceeding the annual TSR of 0.2% and the three-year TSR of 36% delivered by the 2013 Peer Group.

We continue to implement strong corporate governance policies to further align our executives’ interests with those of our shareholders. Specifically, we have:

•

Expansive Compensation Recoupment or “Clawback” Policy. We have adopted an expansive Executive Compensation Recoupment or “Clawback” Policy that covers all our executive officers and applies to incentive compensation paid or awarded commencing in the 2014 fiscal year. Our policy permits the Compensation Committee to recoup any excess incentive compensation that an officer received in the past three years in the event of (1) a restatement of our financial results due to the material noncompliance with any financial reporting requirement under the securities laws or (2) a determination by the Compensation Committee that a financial, operational or other metric upon which incentive-based compensation was paid or awarded was inaccurate, in either case regardless of fault.

•

Continued our policy of capping annual incentive awards at the target annual bonus opportunity. Our annual incentive plan does not offer upside for performance beyond the target level, which was 125% in the case of Mr. Stoops and 100% in the case of our other NEOs of their respective salary as an annual incentive bonus. We believe that capping our annual bonus opportunity encourages our executives to focus on long-term, rather than short-term, growth.

•

Strong stock ownership guidelines. Our stock ownership guidelines require our executives to retain all restricted stock until they maintain ownership of our Class A common stock at a specified multiple of their current salary, thereby further promoting the continued alignment of our executives’ interests with those of our shareholders and discouraging excessive risk taking for short-term gains. Furthermore, our executives are prohibited from pledging any shares that are subject to the stock ownership requirements and are strictly prohibited from entering into hedging activities with respect to their shares of our Class A common stock.

•

Executive employment agreements that reflect good corporate governance. Over the past years, our employment agreements have been amended to include “shareholder friendly” provisions that reflect the Compensation Committee’s commitment to good corporate governance. Specifically, the employment agreements (i) require termination in connection with a change in control before severance payments are due (i.e., a “double trigger”), (ii) provide for a reduced severance multiple in the event of a termination without cause not associated with a change in control, (iii) do not provide for gross-up of any benefits nor for an excise tax gross-up in the case of a change in control, and (iv) do not accelerate the vesting of equity awards in connection with terminations, absent a change in control.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2013 compensation of the named executive officers.

Compensation Philosophy and Objectives

The philosophy of our executive compensation program is to align pay with performance, keep overall compensation competitive and ensure that we can recruit, motivate and retain high quality executives. The three principles of our compensation philosophy are as follows:

•

Total direct compensation levels should be sufficiently competitive to attract, motivate and retain the highest quality executives. Our Compensation Committee seeks to establish target total direct compensation (salary, annual incentive and long-term incentive) at up to 110% of the target total direct compensation at the 50th percentile (or median) of our Peer Group, providing our executives the opportunity to be competitively rewarded for our financial, operational and stock price growth. Total direct compensation opportunity (i.e., maximum achievable compensation) should increase with position and responsibility.

•

Performance-based and “at-risk” incentive compensation should constitute a substantial portion of total compensation. We seek to foster a pay-for-performance culture, with a significant portion of total direct compensation being performance-based and/or “at risk.” Accordingly, such portion should be tied to, and vary with, our financial, operational and stock price performance, as well as individual performance. We view two components of our total compensation program – annual incentive compensation and equity-based compensation – as being performance-based and/or “at risk.” Executives with greater responsibilities and the ability to directly impact our strategic and operational goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.

•

Long-term incentive compensation should align executives’ interests with our shareholders’ interests to further the creation of long-term shareholder value. Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and incentivize executives to manage our company from the perspective of owners with a meaningful stake, and to encourage them to remain with us for long and productive careers. Our stock ownership guidelines further enhance the incentive to create long-term shareholder value. Equity-based compensation also subjects our executives to market risk, a risk also borne by our shareholders.

This philosophy is the basis of the Compensation Committee’s decisions regarding each of the following three components of pay: base salary, annual incentive compensation and equity-based compensation, each of which is discussed in detail below.

The Compensation Committee does not decrease total direct compensation based upon realized or unrealized gains from prior compensation nor does it increase or decrease total direct compensation to compensate for stock price fluctuations. The Compensation Committee believes that doing so would reduce the motivation for continued high achievement and lower the correlation to gains or losses of our shareholders. Similarly, our severance and change-in-control arrangements, which we discuss later in this proxy statement under the heading “Potential Payments Upon Termination or Change-in-Control” on page 40, have not affected the Compensation Committee’s decisions regarding other components of compensation. Those arrangements serve very specific purposes that are unrelated to the determination of an NEO’s total direct compensation for a specific year.

Compensation Setting Process

Annually, the Compensation Committee evaluates SBA’s executive compensation program design and competitiveness. As discussed above under the responsibilities of the Compensation Committee on page 11, the Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors as it deems appropriate to assist in fulfilling its responsibilities. For 2013, the Compensation Committee selected and retained F.W. Cook & Co., Inc. to:

•	review those companies that comprise our Peer Group;
•	provide a competitive analysis of our compensation components for our NEOs against our 2013 Peer Group;
•	assist in the determination of 2013 compensation for our NEOs;
•	perform a competitive analysis of compensation levels for non-employee directors and provide recommendations for our director compensation program; and
•	review the Compensation Discussion and Analysis in the annual proxy statement.

FW Cook does not perform any other services for SBA other than its consulting services to the Compensation Committee. The Compensation Committee has reviewed the independence of FW Cook in light of new SEC rules and NASDAQ Listing Standards regarding compensation consultants and has concluded that FW Cook’s work for the Compensation Committee during 2013 did not raise any conflict of interest and that FW Cook is independent.

Evaluating Compensation Program Design and Relative Competitive Position

At the beginning of the executive compensation setting process each year, the Compensation Committee, in consultation with its independent compensation consultant, determines the process by which it will ensure that SBA’s executive compensation is competitive. For 2013, the Compensation Committee selected, with the recommendation of FW Cook, a group of peer companies from both the communications-related industry and the real estate investment trust (REIT) industry (the “2013 Peer Group”). The Compensation Committee decided to use companies from these two industries as it believes that each of these two industries have business characteristics that are similar to our business. Three of the communications-related peer companies have also elected REIT status (American Tower Corporation, Crown Castle International Corporation and Dupont Fabros Technology). The 2013 Peer Group is comprised of 18 companies, 9 from each industry, that were of similar size relative to SBA based on available public information in late 2012. The primary size measures used in selecting companies for the Peer Group were revenue, EBITDA, total assets, market capitalization and enterprise value. Relative to the 2013 Peer Group, (i) SBA’s revenue and total assets for the four quarters ended September 30, 2012 were between the 25th percentile and the median and (ii) SBA’s EBITDA for the four quarters ended September 30, 2012 and market capitalization and enterprise value at September 30, 2012 were between the median and the 75th percentile. The 2013 Peer Group was revised to reflect the increased size of SBA in light of the 2012 Mobilitie and TowerCo acquisitions. Specifically, (1) two communications-related companies in the 2012 Peer Group (Clearwire and NTELOS Holdings) were replaced with NeuStar and Windstream and (2) three REITs in the 2012 Peer Group (Corporate Office Properties Trust, Highwoods Properties, and Realty Income) were replaced with Kimco Realty, Macerich, and Ventas.

The table below sets forth the companies included within the 2013 Peer Group.

COMMUNICATIONS RELATED COMPANIES	REITS
■ Akamai Technologies	■ Camden Property Trust
■ American Tower Corporation	■ Digital Realty Trust, Inc.
■ Crown Castle International Corp.	■ Duke Realty Corporation
■ Dupont Fabros Technology	■ Essex Property Trust, Inc.
■ Equinix, Inc.	■ Health Care REIT, Inc.
■ Lamar Advertising Company	■ Kimco Realty
■ NeuStar	■ Liberty Property Trust
■ tw telecom	■ Macerich
■ Windstream Communications	■ Ventas

Once the 2013 Peer Group had been selected, the Compensation Committee began the 2013 executive compensation setting process by reviewing historical 2011 compensation data and estimated 2012 and 2013 target compensation levels of the 2013 Peer Group. The Compensation Committee sets target compensation in January and February of each year; therefore, the historical compensation data available to the Compensation Committee is based principally upon the data available from each company’s prior year’s proxy statement (which reflects compensation paid for two years prior). As a result, the Compensation Committee also reviewed FW Cook’s estimated 2012 and 2013 target compensation levels for the 2013 Peer Group, which was based on an assessment of historical data, SEC filings made after the relevant proxy statements, and market intelligence on executive compensation trends. Estimated 2013 compensation levels assumed a five percent increase (based on a historical analysis of the Peer Group) to prior year base salaries, target bonus levels, and long-term incentive grants, unless a company had actually disclosed a different increase or reduction prior to the time that the 2013 Peer Group data was compiled.

The Compensation Committee compared (1) base salaries, (2) target total cash compensation (salary plus annual bonus opportunity), (3) long-term incentive (“LTI”) awards and (4) target total direct compensation (“TDC”) (salary plus annual bonus opportunity plus value of LTI payable to each NEO) to the 25th percentile, the median and 75th percentile target opportunity of the 2013 Peer Group. Traditionally, the Compensation Committee has sought to set target TDC at up to 110% of the 50th percentile (or median) of the target TDC of the relevant Peer Group. The Compensation Committee seeks to set base salaries and target total cash compensation at slightly below the median of the Peer Group. The Compensation Committee then uses long-term incentive awards, being “at-risk”, to ensure that TDC is at the desired level. The Compensation Committee utilizes this comparative data to ensure that SBA is setting target compensation at a competitive level and, to the extent that SBA’s compensation diverges from the 110% of median, that the Compensation Committee understands and is cognizant of such divergence.

Based upon the factors set forth above, the independent compensation consultant prepared a review of the compensation data for the 2013 Peer Group. The review indicated that SBA’s base salaries and target total cash compensation were generally below the median of the 2013 Peer Group for each of the NEOs, in some cases materially below, while the average target TDC for our NEOs was below the median of the 2013 Peer Group.

2014 Peer Group. In mid-2013, in preparation for the upcoming 2014 compensation setting process, the Compensation Committee requested that FW Cook reevaluate the companies that comprise the Peer Group to reflect the increased size of SBA compared to the year earlier period. As a result of this evaluation, one communications-related company (Dupont Fabros Technology) and one REIT (Liberty Property Trust) were removed from the Peer Group and one communications-related company (Rackspace Hosting) and one REIT (Prologis) were subsequently added to the Peer Group to maintain an equal balance between communications and REIT peers. The 2014 Peer Group continues to be comprised of 18 companies, nine of which are communications-related companies and nine of which are REITS. Relative to the new 2014 Peer Group, (i) for the four fiscal quarters ended September 30, 2013 and at such date, SBA’s revenue was between the 25th percentile and the median and (ii) at December 31, 2013, SBA’s market capitalization and enterprise value were between the median and the 75th percentile.

Consideration of Shareholder Advisory Vote

As part of its compensation setting process, the Compensation Committee also considers the results of the prior-year’s shareholder advisory vote on our executive compensation to provide useful feedback regarding whether shareholders believe that the Compensation Committee is achieving its goal of designing an executive compensation program that promotes the best interests of the Company and its shareholders by providing its executives with the appropriate compensation and meaningful incentives. In 2013, the Compensation Committee took into consideration that approximately 99% of the votes cast on the shareholder advisory vote were voted in favor of our executive compensation in its decision to maintain the current compensation program and philosophy. The Compensation Committee intends to annually review the results of the advisory vote and will be cognizant of this feedback as it completes its annual review of each pay element and the total compensation packages for our NEOs.

Evaluating Company and NEO Performance

Annually, our CEO provides the Compensation Committee a performance assessment for each named executive officer, including himself and a compensation recommendation for each named executive officer, other than himself. The performance assessment includes an analysis of SBA’s performance against each of its quantitative and qualitative metrics and an evaluation of the contributions of each NEO to such performance. Our CEO also reviews each executive’s three-year compensation history and current compensation data provided by our independent compensation consultant. On the basis of this evaluation, our CEO provides the Compensation Committee recommendations regarding base salary levels for the upcoming year, an evaluation of the extent to which the NEO met his annual incentive plan target, and the aggregate total long-term incentive value that each NEO should receive. In addition, the CEO offers his proposal for the performance metrics, relative weightings and threshold and target levels for our annual incentive compensation for the upcoming year.

Establishing Individual Executive Compensation Packages

Annually, the Compensation Committee conducts a review of the executive compensation packages. Based on this review, the Compensation Committee approves, after considering the CEO’s recommendations, the following:

•	base salary changes,
•	any amounts earned under the previous year’s annual incentive compensation program,
•	performance metrics, performance targets and annual bonus opportunity under the annual incentive compensation program for the current year, and
•	annual long-term incentive awards.

The Compensation Committee also approves such compensation package components for the CEO.

Executive Compensation Components and 2013 Compensation Decisions

To achieve its compensation philosophy and objectives, the Compensation Committee has utilized three components of total direct compensation (“TDC”): (1) base salary, (2) annual incentive compensation and (3) equity-based incentive compensation, or LTI. As previously stated, we do not currently provide our NEOs with a pension plan, deferred compensation or other long term incentive compensation other than the ability to contribute their earnings to SBA’s 401(k) Plan.

As discussed further below, each element of our 2013 compensation program is intended to encourage and foster the following results and behaviors.

We designed our compensation program to provide executives the appropriate incentives to pursue quality long-term growth without encouraging inappropriate risk taking. As discussed below, under our program, our annual incentive opportunities are capped for each of our NEOs. In 2010, our equity-based incentive compensation component transitioned from using stock options only to providing a mix of equity instruments (one-third (1/3rd) restricted stock units and two-thirds (2/3rds) stock options). Providing a portion of long-term equity awards in the form of restricted stock units reduces the share dilution impact to shareholders and reduces the structural risk associated with providing one form of equity. However, two-thirds (2/3rds) of an executive’s equity based compensation is still comprised of stock options, which generate realized value to the executive only if our stock price experiences long-term price appreciation.

Base Salaries

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element in attracting, retaining and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full time business attention to our company. Each executive’s base salary is designed to provide the executive with a fixed amount of annual compensation that is competitive with the marketplace.

How base salaries are determined. To the extent that we have entered into employment agreements with an NEO, such employment agreement provides a minimum level of base salary for the NEO. The Compensation Committee, however, is able to increase each officer’s salary as it deems appropriate. At the beginning of each fiscal year, the Compensation Committee reviews our CEO’s salary recommendations for each other NEO, and then establishes salaries for such year through Compensation Committee deliberations. When we set the base salaries for the NEOs, we consider a number of factors, including compensation market data discussed above, the position’s complexity and level of responsibility, the position’s importance in relation to other executive positions, and the assessment of the executive’s performance and other circumstances, including, for example, time in position. In addition, the Compensation Committee takes into consideration evaluations of each individual NEO, market changes and the economic and business conditions affecting SBA at the time of the evaluation.

2013 Base Salary Decisions. In early 2013, the Compensation Committee reviewed base salaries for the CEO and each other NEO and compared these amounts to the median base salaries of the 2013 Peer Group. The base salary of our CEO was slightly below the median of both the historical compensation data and the estimated current year compensation levels for the 2013 Peer Group. The base salaries of each of our other NEOs were below the median of both the historical compensation data and the estimated current year compensation levels for the 2013 Peer Group. Consequently, the Compensation Committee increased base salaries of each of our NEOs to both bring compensation of our NEOs more in line with (but still below the median of) SBA’s 2013 Peer Group and to reflect SBA’s continued strong performance. Base salary increases awarded in January 2013 were 8.3% for Messrs. Bagwell and Hunt, 10.7% for Mr. Cavanagh, 9.1% for Mr. Silberstein and 4.0% for Mr. Stoops.

Annual Incentive Compensation

Below is information regarding our annual incentive compensation program for our NEOs. Our annual incentive compensation program has traditionally consisted of an annual cash bonus payment that we award based on (1) achievement of company-wide annual performance measures and (2) a subjective evaluation of the executive’s contribution to SBA’s other financial, operational and qualitative metrics during the year. The Compensation Committee believes that by providing annual incentive compensation in the form of a cash bonus, it achieves an appropriate balance between cash and non-cash annual compensation for our NEOs.

Why we pay annual incentive compensation. The Compensation Committee believes that the annual incentive compensation program encourages executive officers to focus on those short-term financial, operational and qualitative performance metrics that will be the basis of long-term growth. The Compensation Committee annually reviews, and revises if necessary, the appropriateness of each of these performance metrics, their correlation to SBA’s overall growth strategy and the impact of such performance metrics on long-term shareholder value.

How annual incentive compensation awards are determined. Annual incentive compensation awards in 2013 were determined in five steps:

(1)	determination of the annual bonus opportunity;

(2)	establishment of (a) the company-wide financial and/or operational performance metrics and (b) the other financial, operational and qualitative metrics for use in the subjective evaluation;

(3)	determination of the percentage of the annual bonus opportunity that will be earned based upon (x) the company-wide performance metric(s) and (y) the subjective evaluation of the NEO;

(4)	approval of the minimum, target and maximum levels of each performance metric for such year and the amount of bonus that will be earned for achievement of such level; and

(5)	upon completion of the year, a review of SBA’s and the NEO’s performance against such performance metrics.

How performance is measured. At the end of each year, the Compensation Committee determines the level at which SBA met its company-wide performance metric(s). For 2013, achievement at the minimum level (set slightly below budget), entitled the NEO to approximately 40% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the budget level entitled the NEO to 50% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the target level entitled the NEO to 100% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the maximum level entitled the NEO to 150% of the amount of bonus earnable by the NEO for the applicable performance metric. If SBA achieved between the minimum and the budget, between the budget and target or between target and maximum of any performance metric, the amount of the bonus payment with respect to that metric was calculated on generally a linear basis.

With respect to the subjective component of the annual cash incentive compensation, the Compensation Committee first determined the extent to which SBA met the selected financial, operational and qualitative metrics that were set at the beginning of the year and then evaluated, based on the CEO’s recommendation, the contribution that each executive made in the attainment of such metric. During 2013, the subjective component, similar to the financial and/or operational performance metrics, was awarded a score, with a minimum of approximately 40% being performance at the minimum level for which a bonus would be awarded, 50% for performance at budget levels, 100% for an excellent year and 150% for an extraordinary year. This evaluation is inherently subjective and depends on an over-all analysis of the effectiveness of the individual executive and his contribution to SBA’s performance.

Although the subjective component of an NEO’s annual incentive compensation is set at 50% (75% in the case of Mr. Silberstein), to the extent that the Company exceeded its target Annualized Adjusted EBITDA performance level, then the target amount that could be earned by achievement of the subjective component would be reduced to an amount equal to the maximum target bonus minus the percentage of annual bonus opportunity earned through the Annualized Adjusted EBITDA component. For example, if SBA achieves Annualized Adjusted EBITDA at the maximum level (thereby earning 75% of the annual bonus opportunity), then the achievement of the subjective component at target would only entitle an NEO with a 100% target bonus opportunity to 25% of his annual bonus opportunity (100% minus 75%). Therefore, an NEO will only be entitled to receive his full annual bonus opportunity if he achieves 100% of his subjective component.

While the Compensation Committee retains the authority and discretion to pay more than the amount of the annual bonus opportunity, the Compensation Committee’s current guidelines provide that NEOs may not receive more than 100% of their respective annual bonus opportunity absent circumstances that were not contemplated in our annual planning, budgeting or incentive compensation performance goal setting processes. Consequently, while achievement of Annualized Adjusted EBITDA above the target level or a subjective score in excess of 100% could be used to offset performance below target for the other metric, the maximum that any NEO could earn would still be limited to the 100% (125% in the case of Mr. Stoops) of his annual base salary. We believe that the bonus cap for NEOs provides an appropriate check and balance to the risks and rewards of short-term incentives.

2013 Annual Incentive Compensation Decisions.

For 2013, the Compensation Committee continued, in substantially the same form, the 2012 annual incentive compensation program design. Specifically, for each NEO:

•

50% of each NEO’s annual bonus opportunity (25% in the case of Mr. Silberstein) was based on SBA meeting its Annualized Adjusted EBITDA target. We believe that Adjusted EBITDA is one of our most important performance metrics, used by investors, shareholders and creditors as an indicator of the performance of our core operations. Furthermore, Adjusted EBITDA is a metric that every NEO can impact and therefore serves as an appropriate measure of company-wide performance.

•

50% of each NEO’s annual bonus opportunity (75% in the case of Mr. Silberstein) was based on an evaluation of the extent to which SBA met selected financial, operational and qualitative metrics and a subjective analysis of the contribution that each NEO made in the attainment of such metric. For 2013, these metrics included (i) AFFO Per Share, (ii) domestic and international tower acquisitions and ground lease acquisitions, (iii) leasing results on owned towers, (iv) the financial and operational performance of SBA’s international operations, (v) the smooth and efficient integration of acquired towers and the resulting realization of synergies, (vi) SBA’s managed business performance, (vii) successful refinancing and balance sheet initiatives, (viii) compliance and audit results, (ix) institutional contribution, including cross-departmental collaboration, succession planning and improved business processes and communications, (x) improved selling, general and administrative expenses as a percentage of revenue and (xi) executive performance. Based on his responsibilities, each NEO was assigned five to six of these financial, operational or qualitative metrics upon which he was evaluated.

The table below sets forth budget, minimum, target and maximum levels for Annualized Adjusted EBITDA for 2013 and the actual amount achieved in 2013.

	Minimum*	Budget*	Target*	Maximum*	Actual(3)
	(40% of Bonus)	(50% of Bonus)	(100% of Bonus)	(150% of Bonus)(2)
Annualized Adjusted EBITDA(1)	$790.0	$800.9	$825.5	$850.0	$840.4

(amounts in millions)

*

Financial targets disclosed in this section are done so in the limited context of our annual incentive compensation program and are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

(1)	Annualized Adjusted EBITDA is defined as our 2013 Adjusted EBITDA, as reported, minus 2013 tower cash flow, plus four (4) times tower cash flow for the fourth quarter of 2013.
(2)	Subject to the overall cap of 100% of bonus opportunity.
(3)	Calculated based on the Brazilian Real exchange rate used in establishing annual budget.

In early 2014, the Compensation Committee reviewed SBA’s Annualized Adjusted EBITDA performance against the budget, minimum, target and maximum levels and determined that, for 2013, we achieved slightly less than our maximum level for Annualized Adjusted EBITDA. Consequently, each NEO earned 130.4% of their respective opportunity for Annualized Adjusted EBITDA results. In addition, the Compensation Committee reviewed the extent to which SBA met its other financial, operational and qualitative metrics and the contribution that each NEO made in attainment of such metric. In determining the subjective score earned by each NEO, the Compensation Committee highlighted the following accomplishments of SBA:

•	SBA’s AFFO Per Share met the maximum;

•	Leasing results that exceeded the maximum;

•	Tower portfolio growth of 15%, including the successful Oi acquisition;

•	Continued development of a strong corporate infrastructure to support our international growth;

•	Results from our international operations above budget;

•	Ground lease purchases/extensions during the year that exceeded the maximum;

•	Improvement in our SG&A metrics that were materially above target;

•	Completion of a debt financing of $1.33 billion; and

•	Exemplary compliance and audit results.

The Compensation Committee then evaluated the contribution that each NEO made to these metrics and other qualitative measures that the Compensation Committee believed strengthened SBA for the long-term and thereby created value for shareholders.

The table below sets forth, in dollars and percentages, the target annual bonus opportunity of each of our NEOs in 2013 and the annual incentive bonus earned by each NEO for his 2013 performance.

	Target Bonus Opportunity		Incentive Bonus Earned
Executive Officer	% of Base Salary	$	%	$
Jeffrey A. Stoops	125%	$812,500	100%	$812,500
Brendan T. Cavanagh	100%	$360,000	100%	$360,000
Kurt L. Bagwell	100%	$390,000	100%	$390,000
Thomas P. Hunt	100%	$390,000	100%	$390,000
Jason Silberstein	100%	$300,000	100%	$300,000

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee’s philosophy is that a majority of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of restricted stock units and stock option awards so as to align the financial interests of our executives with those of our shareholders. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in our growth and prosperity (through grants of equity based compensation), while maintaining other components of our compensation program at competitive levels, will incentivize and reward executives for sound business management, develop a high-performance team environment, foster the accomplishment of short-term and long-term strategic and operational objectives and compensate executives for improvement in shareholder value, all of which are essential to our ongoing success.

How equity-based compensation is determined. Annually, the Compensation Committee evaluates the appropriate form of equity-based compensation that SBA will grant as part of its long term incentive compensation and approves the dollar value of long-term equity awards that will be granted to each NEO. In addition, the Compensation Committee approves the final list of equity award recipients.

Initially, the Compensation Committee reviews the various forms of equity that may be awarded, including stock options, restricted stock and other forms of equity-based compensation and receives reports from its compensation consultant with alternatives and recommendations. Since 2010, we have provided long-term incentive awards as follows: 1/3rd in the form of restricted stock units and 2/3rds in the form of stock options. Both the restricted stock unit awards and the stock options vest over four years. The Compensation Committee believes that including restricted stock units as a component of long-term incentive (1) facilitates our stock ownership program, (2) improves retention, (3) materially reduces projected future share usage in our equity compensation plans and (4) mitigates structural risk associated with using purely stock options as equity compensation. The Compensation Committee chose restricted stock units, rather than restricted stock, as it believed that NEOs should not receive voting rights or dividend rights until, and that the shares should be counted as outstanding only once, the award had vested. While the Compensation Committee believes that restricted stock unit awards are “at-risk,” they do not view them as performance-based. Consequently, to continue to ensure that a significant portion of compensation continues to be performance-based, the Compensation Committee has decided to limit restricted stock units to 1/3rd of the total value of any long-term equity incentive grant.

The Compensation Committee then approves a target dollar value of the long-term incentive grants (“LTI Value”) for each NEO based on a review of the Peer Group analysis and an evaluation of the individual NEO’s responsibilities, contributions and performance in the prior year. Once a target LTI Value is approved, the Compensation Committee then determines (1) a target number of restricted stock units based on dividing the one-third of the LTI Value by a derived price equal to the average closing price of our common stock in the two calendar months of January and February (the “derived price”) and (2) a target number of stock options by dividing the estimated compensation expense of an option under FASB ASC Topic 718 (successor to SFAS 123(R)) assuming a stock price equal to the derived price. However, the actual exercise price is the closing price of the common stock on the date of grant. The Compensation Committee believes that utilizing the two-month measurement period of January 1 through the end of February is appropriate because 1) a two month reference period mitigates the potential short-term volatility of SBA’s stock price and 2) as SBA typically provides full forward year guidance at the end of the prior fiscal year, the stock price in these two months will reflect the market’s reaction to SBA’s financial and operational guidance.

2013 Long-Term Incentive Awards. In February 2013, the Compensation Committee reviewed the 2013 Peer Group compensation data and determined that the average 2012 TDC granted to our NEOs was significantly below 110% of the median range of the 2013 Peer Group. Consequently, the Compensation Committee decided to increase the long-term incentive value granted to our NEOs to bring TDC closer in line with the desired percentage to median. Specifically, the Compensation Committee approved the following restricted stock unit and stock option awards for our NEOs:

Officer	Long-Term Incentive Target Value ($)	Restricted Stock Units (#)	Stock Options (#)
Jeffrey A. Stoops	4,000,000	19,017	145,228
Brendan T. Cavanagh	1,300,000	6,180	47,199
Kurt L. Bagwell	1,720,000	8,177	62,448
Thomas P. Hunt	1,720,000	8,177	62,448
Jason V. Silberstein	1,150,000	5,467	41,753

The stock options were granted on March 6, 2013 with an exercise price of $72.99. The actual grant date value of the restricted stock units and stock options granted to our NEOs is set forth under “Stock Awards” and “Option Awards” on the “Summary Compensation Table” later in this proxy statement.

Other Benefits

Our NEOs are eligible to participate in our active employee flexible benefits plans, which are generally available to all full-time employees. Under these plans, all employees are entitled to medical, vision, dental, life insurance and long-term disability coverage. All full-time employees are also entitled to vacation, sick leave and other paid holidays. SBA also provides all full-time employees, including our NEOs, with a 75% match on their 401(k) contributions up to $4,000. In addition to the benefits provided to all full-time employees, SBA’s officers, including our NEOs, are provided supplemental medical reimbursement insurance. Supplemental medical reimbursement insurance reimburses the officer for co-pays, out-of-pocket expenses and most uncovered expenses. The Compensation Committee believes that SBA’s commitment to provide these employee benefits recognizes that the health and well-being of SBA’s NEOs contributes directly to a productive and successful work life that enhances results for SBA and its shareholders.

Severance and Change in Control Benefits

We currently have employment agreements with each of Messrs. Stoops, Cavanagh, Bagwell and Hunt which provide for certain severance payments and benefits if the executive’s employment terminates under certain circumstances, including as a result of, or following, a change in control. These severance and change in control severance benefits, as well as a summary of potential payments relating to these and other termination events, can be found under the heading “Potential Payments Upon Termination or Change-in-Control” on page 36.

Other Compensation Practices

Equity Grant Practices. It is the Compensation Committee’s practice to insure that equity awards are not impacted by the release of material non-public information. Traditionally, the Compensation Committee has granted employee and executive officer equity awards subsequent to the release of SBA’s annual financial and operational results. Commencing in 2009, the Compensation Committee adopted an equity grant policy which provides that annual employee grants will be made on the fourth business day in March, absent any material non-public information, in part to assure the prior public dissemination of the company’s annual report on Form 10-K. The exercise price of a stock option will continue to be equal to the closing price of our common stock on the date of the grant.

Officer and Director Stock Ownership Guidelines. In January 2010, the Board adopted Stock Ownership Guidelines establishing minimum equity ownership requirements for our CEO, our Executive Vice Presidents, each of our other officers and each member of our Board. The purposes of the Guidelines are to align the interests of those officers and directors with the interests of shareholders and further promote our commitment to sound corporate governance. The minimum required ownership is determined (i) with respect to each officer, as a multiple of the officer’s annual base salary as of the date of calculation and (ii) with respect to each director, as a multiple of the director’s annual retainer as of the date of calculation and, in each instance, then converted to a fixed number of shares. The minimum ownerships levels are as follows:

Position	Multiple of Base Salary or Annual Retainer
CEO	6x Base Salary
Executive Vice Presidents	3x Base Salary
Other Officer	1x Base Salary
Director	3x Annual Retainer

The Guidelines provide that (1) outstanding shares directly owned, (2) outstanding shares indirectly owned (but only to the extent that the officer or director has an economic interest in, or a voting right over, such shares) and (3) shares held in savings, retirement or deferred compensation plans may be included in determining whether an officer or a director has met the minimum ownership requirement. Until such time as an officer or director has met his or her minimum required ownership, he or she must retain 100% of all shares, net of taxes, received from the settlement of restricted stock awards granted under our incentive plans. Shares that are used in determining if an officer or a director has met the minimum ownership requirements may not be pledged.

Prohibition on Hedging. Officers and directors are not permitted to enter into hedging arrangements with respect to shares of SBA Class A Common Stock that they beneficially own.

Tax Deductibility of Compensation.

Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to covered employees. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet other requirements. We believe that tax deductibility is only one factor to take into consideration in connection with executive compensation decisions. Consequently, we may make payments, such as restricted stock units or any payments under the annual incentive plan, that are not fully deductible if, in our judgment, such payments are necessary to achieve our compensation objectives and to protect shareholder interests.

Code Section 409A. Under Section 409A of the Code, amounts deferred by an NEO under a nonqualified deferred compensation plan (including certain severance plans) may be included in gross income when earned and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer our plans consistent with Section 409A requirements and have amended plan documents to reflect Section 409A requirements.

Code Sections 280G and 4999. Sections 280G and 4999 of the Code limit a public company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from a public company in connection with a change in control. The Compensation Committee considers, as one of many factors, the adverse tax liabilities imposed by Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to our NEOs. The potential adverse tax consequences to our company and/or the executive, however, are not necessarily determinative factors in such decisions.

Summary

The Compensation Committee and the Board believe that the caliber and motivation of all our employees, and especially our executive leadership, are essential to SBA’s performance. The Compensation Committee believes our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace. Moreover, we believe that SBA’s overall executive compensation philosophy and programs are market competitive, performance-based and shareholder aligned. Accordingly, the Compensation Committee strives to assure that SBA will continue to attract, motivate and retain high caliber executive management to serve the interests of SBA and its shareholders. We will continue to evolve and administer our compensation program in a manner that we believe will be in our shareholders’ interests and worthy of shareholder support.

Non-GAAP Reconciliation

This Compensation Discussion and Analysis includes the following non-GAAP financial measures: Annualized Adjusted EBITDA, AFFO Per Share and Tower Cash Flow. Please see Exhibit A of this proxy statement for a reconciliation of such measures.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee Jack Langer Brian C. Carr Duncan H. Cocroft George R. Krouse Jr. March 18, 2014

V.	EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table presents certain summary information for the fiscal years ended December 31, 2013, 2012 and 2011 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers, in each instance whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2013. We refer to these officers collectively as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Bonus	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Jeffrey A. Stoops	2013	$650,000	$1,388,051	$-	$2,783,977	$812,500	$19,614	(3)	$5,654,142
President and Chief Executive Officer	2012	625,000	1,118,668	150,000	2,235,567	781,250	14,101		4,924,586
	2011	600,000	945,635	-	1,892,837	700,000	9,967		4,148,439

Brendan T. Cavanagh	2013	360,000	451,078	-	904,791	360,000	6,642	(3)	2,082,510
Executive Vice President and Chief Financial Officer	2012	325,000	326,843	90,000	653,197	325,000	4,493		1,724,533
	2011	300,000	287,042	-	574,610	270,000	3,970		1,435,622

Kurt L. Bagwell	2013	390,000	596,839	-	1,197,109	390,000	7,555	(3)	2,581,504
Executive Vice President and President – International	2012	360,000	471,921	60,000	943,117	360,000	5,410		2,200,448
	2011	350,000	422,174	-	845,013	350,000	1,749		1,968,937

Thomas P. Hunt	2013	390,000	596,839	-	1,197,109	390,000	7,581	(3)	2,581,530
Executive Vice President, Chief Administrative Officer and General Counsel	2012	360,000	471,921	90,000	943,117	360,000	3,110		2,228,148
	2011	350,000	422,174	-	845,013	315,000	6,176		1,938,363

Jason V. Silberstein	2013	300,000	399,036	-	800,392	300,000	9,655	(3)	1,809,084
Executive Vice President - Site Leasing	2012	275,000	288,399	60,000	576,354	275,000	5,754		1,480,507
	2011	250,000	253,279	-	507,000	231,500	3,944		1,245,723

(1)

The amounts in these columns do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock unit awards and the option awards, refer to Note 16 to our financial statements for the year ended December 31, 2013, which are included in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

(2)

The amounts reported in this column reflect compensation earned for 2013, 2012 and 2011 performance under our annual cash incentive compensation program. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they were earned after finalization of our audited financial statements.

(3)

These amounts represent reimbursements for health insurance and medical expenses pursuant to our supplemental medical reimbursement program and, in the case of Messrs. Stoops, Cavanagh and Silberstein, company matching contributions to their 401(k) plan.

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in 2013 including: (1) the range of possible cash payouts under our annual incentive compensation program; (2) the grant date of equity awards; (3) the number of restricted stock unit grants; (4) the number and exercise price of stock option grants; and (5) the grant date fair value of the restricted stock unit grants and stock option grants calculated in accordance with FASB ASC Topic 718. The restricted stock unit awards and stock option awards were granted under SBA’s 2010 Performance and Equity Incentive Plan, which is discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.” The exercise price of all options was equal to the closing market price of our Class A common stock on the date of grant.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Grant Date	All other stock awards: Number of shares of stock or units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and option awards ($)
Name	Threshold ($)	Target ($)(2)

Jeffrey A. Stoops	$325,000	$812,500	3/06/2013	19,017	145,228	$72.99	$4,172,028
Brendan T. Cavanagh	144,000	360,000	3/06/2013	6,180	47,199	72.99	1,355,869
Kurt L. Bagwell	156,000	390,000	3/06/2013	8,177	62,448	72.99	1,793,949
Thomas P. Hunt	156,000	390,000	3/06/2013	8,177	62,448	72.99	1,793,949
Jason V. Silberstein	120,000	300,000	3/06/2013	5,467	41,753	72.99	1,199,429

(1)

The amounts in these columns reflect potential payments of annual cash incentive compensation based on 2013 performance. The 2013 annual cash incentive payments were made in March 2014. The actual amounts paid under our annual cash incentive compensation program are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

As described in the Compensation Discussion and Analysis section on pages 28 to 29, each performance metric in the annual incentive compensation program has a minimum, budget, target and maximum level, entitling the officer to 40%, 50%, 100% or 150% of the amount of annual incentive compensation allocated to such metric. An executive would be entitled to receive 100% of his annual cash incentive opportunity if SBA and the individual met each of the performance metrics at the target level. However, as SBA has a policy that no named executive officer may receive annual cash incentive compensation in excess of his annual cash incentive opportunity, achievement of any performance metric at the maximum level could only offset achievement of another performance metric below the target level.

(3)

This column represents the number of restricted stock units granted in 2013 to the named executive officers. These restricted stock units vest in four equal annual installments, beginning on March 6, 2014, the first anniversary of the grant date.

(4)

This column represents the number of stock options granted in 2013 to the named executive officers. These stock options vest and become exercisable ratably in four equal annual installments, beginning on March  6, 2014, the first anniversary of the grant date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

As discussed above under the caption “Compensation Discussion and Analysis,” we have entered into employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt in order to further our ability to retain their services as executive officers of SBA.

Material Terms of Employment Agreement with Mr. Stoops

We entered into an employment agreement with Mr. Stoops, effective July 1, 2011, that replaced his existing employment agreement. The employment agreement provides for Mr. Stoops to serve in his present position until its expiration on December 31, 2014. Under the employment agreement, Mr. Stoops is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. For 2013, Mr. Stoops had a minimum target bonus opportunity equal to 125% of his 2013 base salary. The employment agreement also provides for noncompetition, noninterference, non-disparagement and nondisclosure covenants.

Material Terms of Employment Agreements with Messrs. Cavanagh, Bagwell and Hunt

We entered into employment agreements with Messrs. Cavanagh, Bagwell and Hunt, effective July 30, 2012, that replaced each officer’s existing employment agreement. The employment agreements, which provide for each of Messrs. Cavanagh, Bagwell and Hunt to continue to serve in their present positions, expire on December 31, 2015.

The employment agreements with Messrs. Cavanagh, Bagwell and Hunt provide that the executive is entitled to receive a minimum base salary set at the rate in effect immediately prior to the effective date of the employment agreement, which amount may be increased by the Board, and that each executive officer will have a minimum target bonus opportunity, which may be increased by the Board. The 2013 target bonus opportunities were set at 100% of annual base salary for each of Messrs. Cavanagh, Bagwell and Hunt. In addition, each of the employment agreements provides for noncompetition, noninterference, non-disparagement and nondisclosure covenants.

Terminations and Change in Control Provisions

Each of the employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt provide that upon termination of the executive’s employment without cause, or upon his resignation for good reason, he is entitled to receive certain benefits. A discussion of these benefits and how these provisions would be applied if either of Messrs. Stoops, Cavanagh, Bagwell, or Hunt had been terminated or if a change in control had occurred on December 31, 2013 is set forth on page 40 under “Potential Payments Upon Termination or Change-in-Control.” Such payments are subject to the executive’s execution of a full release and waiver of claims against SBA.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and unvested restricted stock units for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2013. Each stock option and restricted stock unit grant is shown separately for each named executive officer.

		Option Awards					Stock Awards

Name	Equity Award Grant Date	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)

Jeffrey A. Stoops	2/28/2008	146,913	-		32.39	2/28/2015
	3/5/2009	39,523	-		19.68	3/5/2016
	3/4/2010	63,448	21,150	(3)	35.71	3/4/2017	4,827	433, 658
	3/4/2011	48,741	48,742	(3)	42.15	3/4/2018	11,218	1,007,825
	3/6/2012	26,612	79,838	(3)	47.52	3/6/2019	17,656	1,586,215
	3/6/2013	-	145,228	(3)	72.99	3/6/2020	19,017	1,708,487

		325,237	294,958				52,718	4,736,185

Brendan T. Cavanagh	3/4/2010	21,306	7,103	(3)	35.71	3/4/2017	1,621	145,631
	3/4/2011	14,796	14,797	(3)	42.15	3/4/2018	3,405	305,905
	3/6/2012	7,775	23,328	(3)	47.52	3/6/2019	5,159	463,485
	3/6/2013	-	47,199	(3)	72.99	3/6/2020	6,180	555,211

		43,877	92,427				16,365	1,470,232

Kurt L. Bagwell	3/4/2010	-	9,786	(3)	35.71	3/4/2017	2,234	200,703
	3/4/2011	-	21,760	(3)	42.15	3/4/2018	5,008	449,919
	3/6/2012	-	33,681	(3)	47.52	3/6/2019	7,449	669,218
	3/6/2013	-	62,448	(3)	72.99	3/6/2020	8,177	734,622

		0	127,675				22,868	2,054,462

Thomas P. Hunt	1/19/2006	49,765	-		19.10	1/19/2016
	2/26/2007	3,503	-		28.54	2/26/2014
	2/28/2008	65,000	-		32.39	2/28/2015
	3/5/2009	84,332	-		19.68	3/5/2016
	3/4/2010	29,356	9,786	(3)	35.71	3/4/2017	2,234	200,703
	3/4/2011	21,759	21,760	(3)	42.15	3/4/2018	5,008	449,919
	3/6/2012	11,227	33,681	(3)	47.52	3/6/2019	7,449	669,218
	3/6/2013	-	62,448	(3)	72.99	3/6/2020	8,177	734,622

		264,942	127,675				22,868	2,054,462

Jason V. Silberstein	3/4/2010	5,517	6,840	(3)	35.71	3/4/2017	1,561	140,240
	3/4/2011	13,055	13,056	(3)	42.15	3/4/2018	3,005	269,969
	3/6/2012	6,861	20,583	(3)	47.52	3/6/2019	4,552	408,952
	3/6/2013	-	41,753	(3)	72.99	3/6/2020	5,467	491,155

		25,433	82,232				14,585	1,310,316

(1)	The restricted stock units vest in four equal annual installments on the anniversary of the grant date.

(2)	The market value of the restricted stock units is calculated by multiplying the closing price of SBA’s Class A common stock on December 31, 2013 ($89.84) by the number of restricted stock units.

(3)	The stock options awarded pursuant to this stock option grant vest and become exercisable in four equal annual installments on the anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options and vesting of restricted stock units and the value realized on exercise of such stock options and vesting of restricted stock units on an aggregated basis during the fiscal year ended December 31, 2013 for each of the named executive officers.

Name	Option Awards			Stock Awards(1)
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Jeffrey A. Stoops	244,078	(5)	13,831,476	16,321	1,169,073
Brendan T. Cavanagh	101,628	(6)	5,320,982	5,043	361,230
Kurt L. Bagwell	52,975	(6)	2,115,097	7,219	517,097
Thomas P. Hunt	-		-	7,219	517,097
Jason V. Silberstein	30,407	(6)	1,585,490	4,580	328,065

(1)	These columns reflect restricted stock units previously awarded to the named executive officers that vested during 2013.

(2)

The value realized on exercise for shares exercised and held is calculated by multiplying the number of shares times the difference between the closing price of Class A common stock on the date of exercise and the per share exercise price of the options. The value realized on exercise for shares exercised and sold is calculated by multiplying the number of shares times the difference between the market price at which the shares of Class A common stock were sold and the per share exercise price of the options.

(3)

Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Mr. Stoops, 4,466 shares; Mr. Cavanagh, 1,886 shares; Mr. Bagwell, 3,059 shares; Mr. Hunt, 1,975 shares; and Mr. Silberstein, 1,712 shares.

(4)	Calculated based on the closing market price of SBA Class A common stock on the business day prior to the vesting date ($71.63).

(5)	Mr. Stoops exercised the options and held all of the shares referenced above acquired upon exercise of the options.

(6)	Messrs. Cavanagh, Bagwell and Silberstein exercised the options and sold all of the shares referenced above acquired upon exercise of the options.

Potential Payments Upon Termination or Change-in-Control

Our employment agreements with Messrs. Stoops, Cavanagh, Bagwell and Hunt provide for severance payments under certain circumstances. The material terms of the severance provisions for the employment agreements in effect as of December 31, 2013 are as follows:

•

Covered terminations. The executive would receive severance payments if his employment were terminated (1) by SBA without cause, (2) by the executive for good reason or (3) after a change in control in the case of Mr. Stoops, or the later of December 31, 2013 or within two years of a change in control in the case of Messrs. Cavanagh, Bagwell and Hunt (i) by SBA without cause or (ii) by the executive for good reason.

•

“Cause,” means any of the following events: (i) the officer’s willful, material violation of any law applicable to our business; (ii) the officer’s conviction of, or plea of “no contest,” to a felony; (iii) any willful perpetration by the officer of an act involving moral turpitude or common law fraud; (iv) any act of gross negligence by the officer in the performance of his duties; (v) any willful misconduct by the officer that is materially injurious to our company; (vi) the willful and continued failure or refusal of the officer to satisfactorily perform the duties reasonably required of him; or (vii) any breach by the officer of provisions in his employment agreement relating to noncompetition, noninterference, non-disparagement and nondisclosure. With respect to Mr. Stoops, “cause” also includes “any material violation of the employee manuals of our company, as in effect from time to time.” With respect to Messrs. Cavanagh, Bagwell and Hunt, “cause” also includes (x) the officer’s material violation of our Code of Ethics; or (y) the indictment for any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or our property where such indictment has a material adverse impact on the officer’s ability to perform his duties.

•

“Good reason,” means any of the following events: (i) the officer’s position, title, duties, and reporting responsibilities in effect on the effective date become less favorable in any material respect, provided, however, that good reason will not have occurred if (1) the diminution in the officer’s position, duties or reporting responsibilities is solely and directly a result of SBA no longer being a publicly-traded company; (2) the event resulting in SBA no longer being a publicly-traded entity is a leveraged buyout, acquisition by a private equity fund and/or other similar “going private” transaction and is not as a result of the acquisition of SBA or its business by another operating company; and (3) the officer continues to hold the same position and title with SBA and no other act or omission has occurred that would constitute an event of good reason, (ii) a reduction in, or, in the case of Messrs. Cavanagh, Bagwell and Hunt, a change in the form of, the base salary, bonus, or material benefits, as of the effective date, other than an across-the-board reduction applicable to all of our senior executive officers; or (iii) the relocation, without the officer’s consent, of the officer’s principal place of business to a location that is more than 60 miles (or 20 miles for Mr. Stoops) from the officer’s primary business location on the effective date.

•

A “change in control,” will be deemed to have occurred when (i) any person is or becomes the beneficial owner, directly or indirectly, of our securities representing 35% or more of the combined voting power of our then-outstanding securities; (ii) a majority of the Board of Directors is not constituted of (A) individuals who were on the Board as of the effective date (“Incumbent Directors”) and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by our shareholders was approved or recommended by a vote of at least a majority of the Incumbent Directors; (iii) a merger or consolidation of our company is consummated, other than (A) a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent at least 50% of the combined voting power of the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of our company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities; or (iv) our shareholders approve a plan of complete liquidation or dissolution of our company or there is consummated an agreement for the sale or disposition of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of our company in substantially the same proportions as their ownership of our company immediately prior to such sale.

•

Stoops Severance Payment. Upon the occurrence of a covered termination, Mr. Stoops would receive a severance payment equal to the sum of: (a) an amount equal to the pro rata portion of the minimum target bonus opportunity for the period of service in the year in which the termination or resignation occurs, and (b) an amount equal to the applicable multiple multiplied by the sum of Mr. Stoops’ (i) base salary for the year in which the termination or resignation occurs, (ii) Reference Bonus (as defined below) and (iii) Reference Benefits Value (as defined below). Mr. Stoops’ severance payment is payable in a lump sum. “Applicable multiple,” means two (2), in the event the termination occurs prior to a change in control of SBA, and three (3), in the event the termination occurs on or after a change in control of SBA. Reference Benefits Value means the greater of (x) $33,560 and (y) the value of all medical, dental, health, life, and other fringe benefit plans for the year in which the termination or resignation occurs. Reference Bonus means the greater of (i) 75% of Mr. Stoops’ minimum target bonus opportunity for the year in which the termination or resignation occurs and (ii) 100% of the bonus paid for the year immediately preceding the year in which the termination or resignation occurred.

•

Cavanagh, Bagwell and Hunt Severance Payment. Upon the occurrence of a covered termination, Messrs. Cavanagh, Bagwell and Hunt would receive a severance payment equal to the sum of: (a) an amount equal to the pro rata portion of the minimum target bonus opportunity for the period of service in the year in which the termination or resignation occurs, and (b) an amount equal to the applicable multiple multiplied by the sum of such officer’s (i) base salary for the year in which the termination or resignation occurs and (ii) the minimum target bonus opportunity. “Applicable multiple,” means one (1) in the event a termination or resignation occurs prior to a change in control of SBA, and two (2) in the event termination or resignation occurs on or after a change in control of SBA. Each of Messrs. Cavanagh’s, Bagwell’s and Hunt’s severance payment is payable in a lump sum.

•

Impact of termination upon Change in Control. Upon the occurrence of a change in control, the term of each of the employment agreements is extended three years in the case of Mr. Stoops, and the later of December 31, 2015 or two years in the case of each of Messrs. Cavanagh, Bagwell and Hunt.

•

Benefit continuation. For each of Messrs. Cavanagh, Bagwell and Hunt, basic employee benefits such as medical, dental and life insurance, but excluding the supplemental medical reimbursement benefit, would be continued until the earlier of the applicable multiple of years from the date of termination or the date the officer becomes eligible for comparable benefits provided by a third party.

•

Excise tax. The employment agreements of each of Messrs. Stoops, Cavanagh, Bagwell and Hunt do not provide for gross-up payments. Pursuant to the employment agreements of each of Messrs. Stoops, Cavanagh, Bagwell and Hunt, in the event that any payments made in connection with a termination of employment would be subject to the excise tax imposed by Section 4999 of the Code, and if the reduction of the payments to an amount that would not be subject to the excise tax is greater than if the payment had not been reduced, then, subject to limitations, the payments would be reduced to such amount.

In addition to the severance payments that would be payable under our existing employment agreements, our equity participation plans provide for accelerated vesting of options and restricted stock units upon a change in control. Mr. Silberstein does not have an employment agreement, consequently the only payments and benefits that he would receive upon a change in control would be the benefit resulting from the acceleration of his unvested stock options and restricted stock units. As of December 31, 2013, the value of this acceleration would be $4,226,527 for Mr. Silberstein. The calculation of this acceleration is set forth in footnote 3 below.

The estimated payments and benefits that would be provided to each of Messrs. Stoops, Cavanagh, Bagwell and Hunt, pursuant to their respective employment agreements, as a result of a termination for “good reason” or “without cause,” are set forth in the table below. Calculations for this table are based on the assumption that the termination for “good reason” or “without cause” took place on December 31, 2013.

Name and Type of Payment/Benefit	Payments Upon Termination for “good reason” or “without cause” not in connection with a Change in Control ($)	Payments Upon Termination for “good reason” or “without cause” in connection with a Change in Control ($)
Jeffrey A. Stoops
Base salary	$1,300,000	$1,950,000
Reference Bonus(1)	1,171,875	1,757,813
Pro Rata Bonus(2)	812,500	812,500
Value of accelerated equity awards(3)	0	14,031,377
Reference Benefits Value(4)	67,120	100,680

Total	3,351,495	18,652,370

Brendan T. Cavanagh
Base salary	360,000	720,000
Bonus	360,000	720,000
Pro Rata Bonus(2)	360,000	360,000
Value of accelerated equity awards(3)	0	4,342,930
Health/life insurance benefits	12,980	25,960

Total	1,092,980	6,168,890

Kurt L. Bagwell
Base salary	390,000	780,000
Bonus	390,000	780,000
Pro Rata Bonus(2)	390,000	390,000
Value of accelerated equity awards(3)	0	6,037,093
Health/life insurance benefits	13,588	27,176

Total	1,183,588	8,014,269

Thomas P. Hunt
Base salary	390,000	780,000
Bonus	390,000	780,000
Pro Rata Bonus(2)	390,000	390,000
Value of accelerated equity awards(3)	0	6,037,093
Health/life insurance benefits	13,135	26,269

Total	1,183,135	8,013,362

(1)

For purposes of the table, this amount reflects a payment equal to two times, in the event the termination occurs not in connection with a change in control, and three times, in the event the termination occurs in connection with a change in control, 75% of Mr. Stoops’ minimum target bonus opportunity for 2013.

(2)

For Messrs. Stoops, Cavanagh, Bagwell and Hunt, this amount was calculated based on their respective minimum target bonus opportunity for 2013, which was equal to 125%, 100%, 100% and 100% of each of Messrs. Stoops’, Cavanagh’s, Bagwell’s and Hunt’s base salary, respectively.

(3)

Represents the value of accelerated restricted stock units and stock options. The value of the accelerated restricted stock units is calculated by multiplying the closing price of SBA’s Class A common stock on December 31, 2013 ($89.84) by the number of unvested restricted stock units as of December 31, 2013. The value of the accelerated stock options reflects the excess of the market price of our Class A common stock on December 31, 2013 ($89.84) over the per share exercise price of any stock option which was unvested as of December 31, 2013. Our 2010 Performance and Equity Incentive Plan and our current form of award agreements provide for accelerated vesting of restricted stock units and stock options upon a change in control. However, if the employment agreement of Messrs. Stoops, Cavanagh, Bagwell or Hunt were terminated for “good reason” or “without cause” not following a Change in Control, all unvested restricted stock units would be forfeited upon their termination of service and all stock options would be forfeited within 90 days of their termination of service.

(4)

For Mr. Stoops, this amount reflects a payment equal to two times, in the event the termination occurs not in connection with a change in control, and three times, in the event the termination occurs in connection with a change in control, $33,560.

VI.	PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed EY to continue to serve as our independent registered public accounting firm for the 2014 fiscal year. EY has served as our independent registered public accounting firm since 2002. In the event our shareholders do not ratify the appointment, the appointment may be reconsidered by the Audit Committee. Ratification of the appointment of EY to serve as our independent registered public accounting firm for the 2014 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of EY for the 2014 fiscal year.

We expect a representative of EY to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

In connection with the audit of our 2013 financial statements and internal control over financial reporting, we entered into an agreement with EY which sets forth the terms by which EY performed audit services for us.

Fees Paid to EY

We were billed for professional services provided with respect to fiscal years 2012 and 2013 by EY in the amounts set forth in the following table.

Services Provided	2012	2013
Audit Fees(1)	$2,537,790	$2,024,000
Audit-Related Fees	-	-
Tax Fees(2)	17,827	-
All Other Fees(3)	1,995	1,995

Total	$2,557,612	$2,025,995

(1)

These professional services included (A) fees associated with (i) the audit of our annual financial statements (Form 10-K), (ii) reviews of our quarterly financial statements (Forms 10-Q), (iii) the audit of SBA’s internal control over financial reporting and attestation services in connection with SBA’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, and (iv) other statutory audits required for the years ended 2012 and 2013 and (B) $960,000 of fees in 2012 and $660,000 of fees in 2013 associated with (i) the preparation and review of our various documents relating to our tower securitizations in 2012 and 2013, (ii) consents to our registration statement filed in 2012, and (iii) the preparation and review of documents relating to our debt and equity offerings in 2012, including the preparation of comfort letters.

(2)	These professional services include fees associated with filing a state franchise tax return in 2012.

(3)	These professional services include fees associated with providing SBA with the EY Global Accounting and Auditing Information Tool for Accounting Research.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee’s policy requires that the Audit Committee must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure which delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by EY. In connection with making any pre-approval decisions, the Audit Committee must consider whether the provision of such permitted non-audit services by EY is consistent with maintaining EY’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by EY during fiscal year 2013, as described above.

Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes of SBA on behalf of the Board of Directors. Management has primary responsibility for SBA’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of SBA’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of SBA, including SBA’s internal controls over financial reporting, and the audits of the financial statements of SBA.

During the course of 2013 and the first quarter of 2014, the Audit Committee regularly met and held discussions with management and the independent auditors. In the discussions related to SBA’s consolidated financial statements for fiscal year 2013, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements for fiscal year 2013, management’s annual report on internal control over financial reporting, the results of the independent auditor’s testing and the evaluation of SBA’s internal control over financial reporting and the independent auditor’s attestation report regarding management’s assessment of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of SBA’s financial statements for fiscal year 2013 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy requires that the Audit Committee approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the written disclosures and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2013 be included in SBA’s Annual Report on Form 10-K, for filing with the SEC.

See the portion of this proxy statement titled “Corporate Governance - Board Committees” beginning on page 10 for information on the Audit Committee’s meetings in 2013.

The Audit Committee

Kevin L. Beebe

Brian C. Carr

Duncan H. Cocroft

March 16, 2014

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report that follows shall not be incorporated by reference into this proxy statement.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2014 fiscal year.

VII.	PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers.

We provide our shareholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany those tables. At our 2013 annual meeting, approximately 99% of the votes cast supported the Say on Pay proposal. At the 2014 Annual Meeting, we are asking our shareholders to approve, on an advisory basis, the 2013 compensation of our named executive officers as disclosed in this proxy statement.

We encourage shareholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 20 to 43. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to incentivize and reward the creation of shareholder value. As the charts below demonstrate, our Total Shareholder Return (“TSR”) far exceeded the TSR of the 2013 Peer Group which our Compensation Committee used to set executive compensation for each of the three and five year periods ended December 31, 2013:

•

In the past five years SBA’s TSR has increased by approximately 450%, significantly exceeding the TSR of the NASDAQ Composite Index (up approximately 180%) and the 2013 Peer Group (up approximately 150%).

•

In the past three years SBA’s TSR has increased by approximately 119%, significantly exceeding the TSR of the NASDAQ Composite Index (up approximately 63%) and the 2013 Peer Group (up approximately 36%).

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

•

We seek to foster a pay-for-performance culture, with a significant portion of total direct compensation being performance-based and/or “at risk,” meaning that such portion be tied to, and vary with, our financial, operational and stock price performance, as well as individual performance. For 2013, 88% of our CEO’s target total compensation and an average of 84% of our other NEO’s target total compensation was performance-based or equity-based;

•

We provide a balance of short-term and long-term compensation; our annual cash incentive bonus rewards the accomplishment of annual financial, operational and strategic goals, while our equity grants vest our executives’ financial interests in the long-term appreciation of our Class A common stock;

•	We have stock ownership guidelines that promote continued alignment of our executives’ interests with those of our shareholders and discourage excessive risk taking for short-term gains; and

•

We review and implement our executive compensation programs within a strong corporate governance environment, including a wholly-independent compensation consultant, independent legal counsel for our Compensation Committee and independent directors.

On the basis of the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 20 to 43 of this proxy statement, we are requesting that our shareholders vote on the following resolution:

RESOLVED, that the shareholders of SBA approve, on an advisory basis, the compensation of SBA’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in SBA’s 2014 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section.

VIII.	SECURITY OWNERSHIP

The table below shows the beneficial ownership as of March 14, 2014 of our Class A common stock held by each of the directors, nominees for director, named executive officers, all current directors and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our Class A common stock. As of March 14, 2014 we had 128,758,548 shares of Class A common stock outstanding.

Name	Number Of Shares Beneficially Owned(1)		Percent Of Class A Common Stock
Steven E. Bernstein	312,818	(2)	*
Jeffrey A. Stoops	1,302,025	(3)	1.0%
Kevin L. Beebe	29,813	(4)	*
Brian C. Carr	4,797	(5)	*
Duncan H. Cocroft	98,701	(6)	*
George R. Krouse, Jr.	17,302	(7)	*
Jack Langer	35,581	(8)	*
Kurt L. Bagwell	86,294	(9)	*
Brendan T. Cavanagh	88,403	(10)	*
Thomas P. Hunt	188,122	(11)	*
Jason V. Silberstein	72,998	(12)	*
All current directors and executive officers as a group (12 persons)(13)	2,247,676	(14)	1.7%
Blackrock, Inc.	7,296,649	(15)	5.7%
FMR LLC	7,678,282	(16)	6.0%
Lone Pine Capital LLC	8,197,323	(17)	6.4%
The Vanguard Group	7,091,386	(18)	5.5%

*	Less than 1% of outstanding shares.

Except as otherwise indicated, the address of each person named in this table is c/o SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487.

(1)

In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable within 60 days after March 14, 2014 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(2)

This number includes (i) an aggregate of 240,142 shares owned by the Bernstein Limited Partnership II (“BLP II”), an entity controlled, in part, by Mr. Bernstein and (ii) an aggregate of 23,400 shares owned by the Steven E. Bernstein Charitable Trust (“Bernstein Charitable Trust”), for which Mr. Bernstein serves as a trustee. This number also includes an aggregate of 41,789 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 14, 2014. Mr. Bernstein disclaims beneficial ownership of those shares owned by BLP II and Bernstein Charitable Trust.

(3)

This number includes (i) an aggregate of 394,155 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 14, 2014, (ii) an aggregate of 19,475 shares of Class A common stock held by four different trusts, each for the benefit of one of Mr. Stoops’ four children, (iii) 569,863 shares owned by Calculated Risk Partners, L.P., a Delaware limited partnership (“CRLP”), of which Mr. Stoops and his spouse control the general partner, and (iv) 30,000 shares of Class A common stock held by a non-profit foundation (the “Foundation”), of which Mr. Stoops serves as the President and one of the two directors. Mr. Stoops disclaims beneficial ownership of the shares of Class A common stock held by the trusts and CRLP, except to the extent of his pecuniary interest in

CRLP. Mr. Stoops disclaims beneficial ownership of those shares of Class A common stock held by the Foundation. This number also includes 691,510 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 14, 2014, with SBA’s policy on margining Class A common stock. Mr. Stoops shares voting and investment power with respect to 888,395 shares of Class A common stock with his spouse.

(4)	This number includes 26,234 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 14, 2014.

(5)	This number includes 3,116 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 14, 2014.

(6)

This number includes 35,122 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 14, 2014. This number also includes 58,579 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 14, 2014, with SBA’s policy on margining Class A common stock.

(7)	This number includes 9,201 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 14, 2014.

(8)

This number includes 4,201 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 14, 2014. This number also includes 34,567 beneficially owned shares of Class A common stock, options and restricted stock units held by the Jack Langer 2012 Irrevocable Family Trust. The trustee of the trust is Mr. Langer’s spouse. Mr. Langer disclaims beneficial ownership of the securities held by the trust, except to the extent of his pecuniary interest therein.

(9)

This number represents shares of Class A common stock owned by the Kurt L. Bagwell Revocable Trust Agreement, dated July 8, 1998 and as amended and restated June 29, 2007, for the benefit of Mr. Bagwell’s spouse. Mr. Bagwell is the trustee of the trust and has sole voting and investment power with respect to the 86,294 shares of Class A common stock.

(10)	This number includes 77,953 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 14, 2014.

(11)

This number includes 169,097 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 14, 2014. Mr. Hunt shares voting and investment power with respect to 19,025 shares of Class A common stock with his spouse.

(12)	This number includes 56,100 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 14, 2014.

(13)

This number includes 10,822 shares beneficially owned by Mark Ciarfella, which includes 5,673 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 14, 2014.

(14)	This number includes 822,641 shares of Class A common stock issuable pursuant to options that are exercisable, or restricted stock units that vest, within 60 days after March 14, 2014.

(15)

According to the Schedule 13G (Amendment No. 3) filed on February 11, 2014 by Blackrock, Inc. (“Blackrock”), of the 7,296,649 shares of SBA’s Class A common stock beneficially owned, Blackrock has (a) sole voting power with respect to 6,508,246 shares, and (b) sole investment power with respect to all 7,296,649 shares. The principal business address of Blackrock is 40 East 52nd Street, New York, New York 10022.

(16)	According to the Schedule 13G (Amendment No. 3) filed on February 14, 2014 by FMR LLC, of the 7,678,282 shares of SBA’s Class A common stock beneficially owned, FMR LLC has (a) sole voting power with respect to 1,331,629 shares, and (b) sole investment power with respect to all 7,678,282 shares. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 5,313,417 shares of SBA’s Class A common stock as a result of acting as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, Chairman of FMR LLC, and FMR LLC, through control of Fidelity, each has sole dispositive power as to 5,313,417 shares of SBA’s Class A common stock. Fidelity SelectCo, LLC (“SelectCo”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 547,940 of SBA’s Class A common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “SelectCo Funds”). Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the 547,940 owned by the SelectCo Funds. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(17)

According to the Schedule 13G filed on January 8, 2014 by Lone Pine Capital LLC (“Lone Pine Capital”) and Stephen F. Mandel, Jr. (“Mr. Mandel”), the managing member of Lone Pine Managing Member LLC, which is the managing member of Lone Pine Capital, Lone Pine Capital and Mr. Mandel beneficially own 8,197,323 shares of SBA Class A common stock and share voting and investment power with respect to all 8,197,323 shares. Lone Pine Capital serves as investment manager to Lone Spruce, L.P. (“Lone Spruce”), Lone Tamarack, L.P. (“Lone Tamarack”), Lone Cascade, L.P. (“Lone Cascade”), Lone Sierra, L.P. (“Lone Sierra”), Lone Cypress, Ltd. (“Lone Cypress”), Lone Kauri, Ltd. (“Lone Kauri”), Lone Savin Master Fund, Ltd. (“Lone Savin Master Fund”), Lone Monterey Master Fund, Ltd. (“Lone Monterey Master Fund”, and together with Lone Spruce, Lone Tamarack, Lone Cascade, Lone Sierra, Lone Cypress, Lone Kauri, Lone Savin Master Fund and Lone Monterey Master Fund, the “Lone Pine Funds”). All 8,197,323 shares beneficially owned by Lone Pine Capital and Mr. Mandel are in the aggregate directly held by the Lone Pine Funds. The principal business address of Lone Pine Capital is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(18)

According to the Schedule 13G filed on February 11, 2014 by The Vanguard Group, Inc. (“Vanguard”), of the 7,091,386 shares of SBA’s Class A common stock beneficially owned, Vanguard has (a) sole voting power with respect to 121,334 shares, (b) sole investment power with respect to 6,988,452 shares, and (c) shared investment power with respect to 102,934 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 72,134 shares of SBA’s Class A common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 80,000 shares of SBA’s Class A common stock as a result of its serving as investment manager of Australian investment offerings. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

IX.	OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and NASDAQ reports of ownership and changes in ownership of our Class A common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on the review of copies of such reports furnished to us and written representations that no other reports were required, we believe that, during the 2013 fiscal year, our executive officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them.

Shareholder Proposals for 2015 Annual Meeting

Shareholder proposals should be sent to SBA at the address set forth in the Notice. To be considered for inclusion in SBA’s proxy statement for the 2015 Annual Meeting of Shareholders, the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is November 27, 2014. Additionally, pursuant to our Bylaws, SBA must receive notice of any shareholder proposal to be submitted at the 2014 Annual Meeting of Shareholders, but not required to be included in our proxy statement, no earlier than December 9, 2014 and no later than January 8, 2015. Our Bylaws and Annex B of the NCG Committee charter set forth the information that is required in a written notice of a shareholder proposal. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

List of Shareholders Entitled to Vote at the Annual Meeting

The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with SBA’s Board of Directors

Shareholders may communicate with the Board of Directors by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our corporate office located at 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487. A shareholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of Class A common stock of SBA. Our Corporate Secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (i) the purchase or sale of products or services, (ii) communications from landlords relating to our obligations or the obligations of one of our subsidiaries under a lease, (iii) communications from tenants relating to our obligations or the obligations of one of our subsidiaries under a lease, (iv) communications from suppliers or vendors relating to our obligations or the obligations of one of our subsidiaries to such supplier or vendor, (v) communications from opposing parties relating to pending or threatened legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (vi) any other communications that the Corporate Secretary deems, in his or her reasonable discretion, unrelated to the business of SBA. The Corporate Secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relate to our accounting and auditing practices will also be sent directly to the Chairman of the Audit Committee, whether or not it was directed to such person.

Available Information

We maintain an internet website at www.sbasite.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and NCG Committee, together with certain other corporate governance materials, including our Code of Ethics and Code of Conduct, can be found under the Investor Relations-Corporate Governance section of our website at www.sbasite.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2013 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations-Corporate Governance section of our internet website at www.sbasite.com. A request for a copy of such report should be directed to SBA Communications Corporation, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487, Attention: Investor Relations. A copy of any exhibit to the 2013 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about March 27, 2014. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: 210 Quality Circle, Suite 210, College Station, TX 77845, or by telephone: in the U.S., (800) 446-2617; outside the U.S., (781) 575-4706.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their nominee.

Exhibit A

GAAP to Non-GAAP Reconciliations

Tower Cash Flow

We believe that Tower Cash Flow is an indicator of the performance of our site leasing operations. The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement.

	For the year ended December 31,
	2013	2012
	(in thousands)
Site leasing revenue	$1,133,013	$846,094
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(270,772)	(188,951)

Site leasing segment operating profit	$862,241	$657,143
Non-cash straight-line leasing revenue	(65,611)	(52,009)
Non-cash straight-line ground lease expense	33,621	22,463

Tower Cash Flow	$830,251	$627,597

	For the quarter ended December 31,
	2013	2012
	(in thousands)
Site leasing revenue	$292,525	$260,762
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(66,844)	(62,164)

Site leasing segment operating profit	$225,681	$198,598
Non-cash straight-line leasing revenue	(14,721)	(20,100)
Non-cash straight-line ground lease expense	6,635	8,464

Tower Cash Flow	$217,595	$186,962

Annualized Tower Cash Flow(1)	$870,380	$747,848

(1)	Annualized Tower Cash Flow is calculated as Tower Cash Flow for the most recent quarter multiplied by four.

Adjusted EBITDA and Annualized Adjusted EBITDA

We believe that Adjusted EBITDA and Annualized Adjusted EBITDA are useful indicators of the financial performance of our core businesses. The tables below set forth the reconciliation of Adjusted EBITDA and Annualized Adjusted EBITDA to their most comparable GAAP measurement.

	For the year ended December 31,
	2013	2012
	(in thousands)
Net loss	$(55,909)	$(181,390)
Interest income	(1,794)	(1,128)
Total interest expense(1)	313,696	279,221
Provision for taxes	(493)	7,689
Depreciation, accretion, and amortization	533,334	408,467
Non-cash compensation	17,205	13,968
Loss from extinguishment of debt, net	6,099	51,799
Non-cash straight-line leasing revenue	(65,611)	(52,009)
Non-cash straight-line ground lease expense	33,621	22,463
Asset impairment and decommissioning costs	28,960	6,383
Other (income) expense	(31,138)	(5,654)
Income from discontinued operations	—	(2,296)
Acquisition related expenses	19,198	40,433

Adjusted EBITDA	$797,168	$587,946

(1)	Total interest expense includes cash interest expense, non-cash interest expense and amortization of deferred financing fees.

	For the year ended December 31,
	2013	2012
	(in thousands)
Adjusted EBITDA for the year ended	$797,168	$587,946
Less: Tower Cash Flow for the year ended	(830,251)	(627,596)
Plus: Annualized Tower Cash Flow for the quarter ended	$870,380	747,848

Annualized Adjusted EBITDA(1)	$837,297	$708,198

(1)	Calculated for compensation purposes only.

Funds From Operations, Adjusted Funds From Operations and Adjusted Funds From Operations per Share

	For the year ended December 31,
	2013	2012
	(in thousands)
Net loss	$(55,909)	$(181,390)
Less: Net income from discontinued operations	—	(2,296)
Adjusted tax provision(1)	(6,503)	4,452
Real estate related depreciation, amortization and accretion	528,730	404,707

FFO	$466,318	$225,473

Adjustments to FFO:
Non-cash straight-line leasing revenue	(65,611)	(52,009)
Non-cash straight-line ground lease expense	33,621	22,463
Non-cash compensation expense	17,205	13,968
Non-real estate related depreciation, amortization and accretion	4,603	3,760
Amortization of deferred financing costs and debt discounts	64,645	82,980
Interest deemed paid upon conversion of convertible notes	4,195	—
Loss from extinguishment of debt, net	6,099	51,799
Other (income) expense	(31,138)	(5,654)
Acquisition related expenses	19,198	40,433
Asset impairment	28,960	6,383
Non-discretionary cash capital expenditures	(18,980)	(12,286)

AFFO	$529,115	$377,310

Weighted average number of common shares(2)	129,033	121,701

AFFO Per Share	$4.10	$3.10

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.

(2)	For purposes of the AFFO Per Share calculation, the weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

SBA COMMUNICATIONS CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

MAY 8, 2014

The undersigned shareholder acknowledges receipt of the Notice of Internet Availability of Proxy Materials and hereby appoints Steven E. Bernstein and Jeffrey A. Stoops or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of Class A common stock of SBA Communications Corporation (“SBA”) at the Annual Meeting of Shareholders to be held at SBA’s corporate office, 5900 Broken Sound Parkway NW, Boca Raton, Florida 33487 on Thursday, May 8, 2014, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, PROPOSAL 2 AND PROPOSAL 3. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

(Please Sign on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

¿ FOLD AND DETACH HERE ¿

The Board of Directors recommends a vote FOR the director nominees in proposal 1 and FOR proposals 2 and 3. If no specification is made, the shares will be voted in accordance with such Board of Directors’ recommendation.						Please Mark Here for Address Change or Comments ☐ SEE REVERSE SIDE
1. Election of Director Nominees:					3.	Approval, on an advisory basis, of the compensation of SBA’s named executive officers.	FOR	AGAINST	ABSTAIN
For a three-year term expiring at the 2017 Annual Meeting:
1a. Steven E. Bernstein		FOR	AGAINST	ABSTAIN
1b. Duncan H. Cocroft		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as SBA’s independent registered public accounting firm for the 2014 fiscal year.
		FOR	AGAINST	ABSTAIN
Note. Such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.
					If you plan to attend the Annual Meeting, please mark the WILL ATTEND box		☐ WILL ATTEND

Signature                                               Signature                                          Date

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

¿ FOLD AND DETACH HERE ¿

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE PROXY SUBMISSION,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone proxy submission is available through 11:59 p.m. Eastern Time the day prior to Annual Meeting day.

Your Internet or telephone proxy submission authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	OR	TELEPHONE

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To submit a proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

SBA’s proxy statement and annual report are available online at www.edocumentview.com/SBAC.